DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 1 Signing Version Share Purchase Agreement Project Channel alnong TULIP INTERNATIONAL (UK) LIMITED and ONIX INVESTMENTS UK LIMITED Dated as of z5August 2019 $851980.4 01 4-4655-07 27 I I 1 /EUROPE /K

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 2 CONTENTS 1 Definitions ...'..""" 3 2 Purchase and Sale. ...'..'....."r7 3 Conditions to Closing 20 4 Warranties Regarding the ComPanY 5 Warranties of the Seller 40 6 Warranties of the Buyer 42 7 Pre-Closing Covenants 44 B Covenants ofthe Buyer 49 9 Additional Covenants and Agreements ..'....... ". 5o 10 Termination 6z 11 Survival and Indemnification 6g t2 68 Exhibits Exhibit A: Net Working Capital and NIBD Methodology Exhibit B: Non-Compete Agreement Exhibit C: Equity Bridge Exhibit D: Data Room Index Exhibit 9.2: Trademark Sub-License Agreement Exhibit 9.3.r Trademark License Agreement Exhibit g.S: Raw Material SupplyAgreement Disclosure Letter 1385198o.4 014-4655-0727 l1 1 /EUROPE ry

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Pag€ 3 This Share Purchase Agreement (this "Agreement") is made and entered into as of z5 Augustzotg zorg by and among (i) Tulip International (UK) Limited, an entity organized under the Laws of nngiand and WaleJ (the "Så[er") having its registered address at Seton House Warwick Technology paik, GaUows Hill, Warwick, CVg+ 6DA and wholly owned by Danish Crown A/S, an entity organized under the Laws of Denmark, having its registered address at Marsvej 43, DK-896o Randers SØ, Denmark and Onix Investments UK Limited, an entity organized under the Laws of England and Wales, company number togg4z85, having its registered address at znd Floor, Building r Imperial Place, Maxwell Road, Borehamwoåd, Uertfordsfiire WDO rJN (the "Buyer"). The Buyer is wholly owned by Pilgrims Pride Corporation, an entity organized under the Laws of the state of Delaware, US, having its registered addiess atrTTo Promontory Circle, Greeley, CO 8o634, United States of America. The Seller and the Buyer are each sometimes ieferred to herein individually as a "Party" and collectively as the "Parties"' RECITALS (a) The Seller owns all of the Shares (being the entire issued and outstanding share capital of Tulip Limited), an entity organized under the Laws of England and Wales, company ttu*b". oo6o8o77, having its registered address at Seton House, Warwick Technology Park, Gallows Hill, Warwick, CV34 6DA (the "Company"); (b) The Company is in the business of breeding, finishing and slaughtering of pork, as well as processing and packaging ofbeef, pork and other meat products for its branded lines and io private label customers primarily in the United Kingdom and with a certain level of exporting abroad (the "Business"); (c) The Seller has agreed to sell to the Buyer and the Buyer has agreed to purchase from the Seller all of the Shares on the terms and subject to the conditions set forth in this Agreement; and now it is hereby agreed as follows 1 Definitions "Accounting Principles" means the accounting policies, practices, and procedures of the Company set out in the Company's Financial Statementfor zorTf zor8. "Affiliate" means, with respect to any particular Person, any Person controlling, controlled by or under common control with such Person, whether by ownership or control of voting securities, by contract or otherwise. "Ancillary Agreements" means the Disclosure Letter, the Trademark License Agreement, the Trademark Sub-License Agreement, the Transition Services Agreement, the Supply 1385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 4 Agreement, and any agreements or documents executed or delivered in connection with this Agreement. "Auditors" means the auditors for the time being of the Company' "Business Day" means a day on which commercial banks are generally open for business (excluding internet banking) in the United Kingdom and Denmark' *Buyer's Knowledge", or any similar phrases means the actual knowledge of Jayson Penn and Fabio Sandri. "Buyer's Relief' means: (a) any Relief arising to the Buyer or any member of the Buyer's group other than the Company;and (b) any Relief arising to the Company as a consequence of, or by reference to, an Event occurring after Closing; (including "Cash" , as of the Closing, all cash and cash equivalents held by the Company marketable securities and short-term investments incl. lending, financial and GR Receivables and prepayments (prepaid costsXof which securities shall be valued at then-current market rates), and net of uncashed cheques), calculated in accordance with the Accounting Principles as applied by the Company consistent with its past practices. "Closing" has the meaning given to it in Section z.z.r. "CMA' means Competition and Markets Authority. "Company" means Tulip Limited. "Company Benefit Plan" means the benefit plans operated for the benefit of any employee or any ex-employee of any member of the Group. ,.Competition Authorities" means any competition authority or regulator to which a notificåtion or filing is required under applicable law to be made with respect to the transaction contemplated hereunder, for that authority's/regulator's pre-Closing approval, including the Irish competition and consumer Protection commission. o,Competition Law" means the national and directly effective legislation of any jurisdiction which gon"rn. the conduct of companies or individuals in relation to restrictive or other anti- co-p"iitiu" agreements or practices (including, but not limited to, cartels, pricing, resale 1385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE ,w

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page s pricing, market-sharing, bid-rigging, terms of trading, purchase or supply and joint ventures), åominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers. "Corporation Taxes" shall mean any Taxes imposed on, or measured by, income, profits or gains in the United Kingdom. "Corporation Tax Return" shall mean a Tax Return for Corporation Taxes. *CTA 2oog" means the Corporation TaxAct 2oo9. "CTA 2o1o" means the Corporation Tax Act zoro. .,Data Room,' means the Seller's virtual data room hosted on the data site https://datarooms.gorrissenfederspiel.com/gorrissenfederspiel/documentHome.action?meta Daia.siteID=rozr,&metaData.parentFolderlD=rzSaa&metaData.moduleView=columnView& metaData.paginationNo=o&metaData.loadMoreNo=o&sortOrder=o&fiIterShared=o under the projecf nårrre"Project Channel".An index of the contents of the Data Room as of the date of this Agreement (the "Data Room Index") is attached as Exhibit XX, which documentation the Seller will also provide to the Buyer in digital form in connection with the Closing. ,oDisclosure Letter" means the letter in agreed form delivered on the date hereof and updated in accordance with Section 4.3.3 from the Seller to the Buyer disclosing information cånstituting exceptions to the Warranties given by the Seller under this Agreemen! and (ii) details of other matters referred to. "Disallowance" means a disallowance under Chapter z of Part ro TIOPA zoro "EA 2oo2" means the Enterprise Act zooz. ,,Effective Tax Liability" means the utilisation or set off in whole or in part of any Buyer's Relief against Tax or against income, profits or gains in circumstances where but for that utilisation as set offthe seller would have been liable under section 9.6. "Encumbrance" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, option, right or restriction, other than (a) statutory liens oflandlords and liens of carriers, warehousemen, mechanics, materialmens, and similar liens for amounts not yet due and payable or that are being contested in good faith through appropriate proceedings, (b) liens for Taxes not yet due and payable, or for Taxes that the Group is contesting in good faith through appropriate proceedings and which are properly reserved for in the Financial 1385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE lK

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 6 Statements, and (c) such liens and encumbrances, if any, set forth in the Disclosure Letter (the items described in clauses (a) - (c) herein referred to as the "Permitted Encumbrances"). "Enterprise Value" means the amount indicated as such in the Equity Bridge. "Environmental Claim" means any claim, action, notice of violation, proceeding, litigation, summons or investigation, whether civil, criminal, administrative, or regulatory, whether at law or in equity, Order, lien, fine or penalty by or from any Person alleging or related (but only to the extent io related) to liability (including without limitation liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relieO to the extent arising out of, based on or resulting from: (a) the presence, release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with or liability under any Environmental Law or term or condition of any Environmental Permit. "Environmental Laws" means all Laws (including common law) whose purpose is to prevent pollution or to protect the environment or human health and safety, including Laws to the extent ielating to emissions, spills, discharges, leaks, injection, leaching, seepage, releases or threatened releases of Hazardous Materials into the environment (including ambient air, surface water, ground water, land surface or subsurface strata), together with any regulation, code, plan, order, d""r"", permit, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder to the extent the same have force of law as at the date of this Agreement' "Event"means any event, transaction, arrangement, act, circumstance, failure or omission including but not limited to the execution and performance of this Agreement, Closing, any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance, the expiry of any time period, membership of or ceasing to be a member of any group or partnership or any other association, death, residence or any change in the residence of any person for Tax purposes and the earning, receipt or accrual for any Tax purpose of any income, profits or gains. ,,Excluded Business" means the Company's business related to canned meat and the food service industry, which includes certain employees working primarily with such business who will be transferred to the Seller's Group prior to Closing, and a stock of goods, which will be transferred to the Seller's Group prior to Closing at cost price. "Exhibits" means the exhibits that are attached to this Agreement and are incorporated by reference herein. 1385198o.4 01 4-4655-07 27 I 1 I /EU ROPE /((

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 7 ,,Food" means all types of food and drink intended to be, or reasonably expected to be, consumed by humans, including any substance intentionally incorporated into the food or drink during its manufacture, preparation or treatment. "Food Laws" means applicable EU and UK Laws that relate to Food and are applicable to the Company, Group and/ or the Business, including (but not limited to) all such laws relating to food safety, feed safety, official food and feed controls, products ofanimal origin, diseases and disease control, welfare of animals, slaughterhouses, animal by-products, identification of animals and related products, chemical safety, food and feed hygiene, traceability, contaminants, additives, flavourings, pesticides, residues, food contact materials, genetically modified and novel foods, organic foods, weights and measures, country of origin, microbiological criteria, allergens and food information/ labelling. "FA" means Finance Act. ooFinancial Statements" has the meaning set out in Section 4.r.s(a). "Fundamental Warranties" means the warranties set forth in Section a.r.r (Organization' Qualification and Authority), Section 4.r.2 (Capitalization), Section a.r.3 (Authorization; Valid and Binding Agreements), Section a.r.4(a) (Noncontravention), , Section 5.r.r (Organization and Power), Section 5.r.2 (Authorization; Valid and Binding Agreements), Section s.r.3 (Noncontravention), Section s.r.4 (Ownership) and Section 5.1.5 (Broker's Fees). "GBP" or "8" means pound(s) sterling, being the larvful currency of the United Kingdom. "Governmental Authority" means any: (a) nation, state, county, city, town, village, district, or other similar jurisdiction; (b) United Kingdom, EU, local, municipal, foreign, or other government; (c) governmental authority of any nature (including any governmental agency, 6ranch, department, official, or entity and any court or other tribunal but excluding a taxing authority); or (d) multi-national governmental organization or other multi-national governmental body entitled to exercise any administrative, executive, judicial, legislative, police, or regulatory authority (but excluding a taxing authority). "Group" means the Company and its Subsidranes. "Group Relief'means: (a) a Relief surrendered or claimed pursuant to Part 5 or Part 5Å. CTA zoro (group relie0; (b) amounts eligible for surrender under the Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations zool; 1385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE /K

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page B (c) a Tax refund relating to an accounting period as defined by section S6SØ) CTA zoro in respect ofwhich a notice has been given pursuant to section 963(2) ofthat statute; (d) the notional transfer of an asset or reallocation of a gain or loss pursuant to section lTrA TCGA and the notional reallocation of gain pursuant to section 792 CTA 2oo9; or (e) any other Relief eligible for surrender or capable of being claimed or surrendered beiween members of the same group of companies for Tax purposes in accordance with any legislation in relation to Tax. "GR Receivables" means any sum due to the Company in respect of surrenders of Group Relief made by it to other members of the Seller's Group for any Pre-Closing Tax Period. "Ilazardous Material" means (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); or (ii) any chemical or other material or substance that is now capable of causing harm or damage to the environment, including controlled, special, hazardous, toxic or dangerous pollutants. "Indebtedness" means, as of the Closing, the aggregate amount (including the current portions thereofl of all (aXi) indebtedness of the Company for borrowed money, including in connection with any intercompany loans between the Company and any Affiliate, (ii) indebtedness of the type described in subsection (i) above guaranteed, directly or indirectly, in any manner by the Company, including any letters of credit to the extent drawn, but excluding endorsements of checks and other instruments in the Ordinary Course of Business, (iii) interest expense accrued but unpaid on or relating to any of such indebtedness and (iv) pr"puy-ent penalties and premiums relating to any of such indebtedness, (b) all capitalized i"ur" åbtigutions, synthetic lease obligations and sale leaseback obligations, whether secured or unsecured, (c) all obligations under conditional sale or other title retention agreements relating to any purchased property, (d) the present value ofpension obligations net offair value of pension plan assets, and (e) liabilities related to national minimum wages legislation. For the avoidance of any doubt, (i) neither deferred Tax liabilities nor Taxes payable are included in "Indebtedness" as such term is used herein, (ii) the Parties agree that indebtedness shall be calculated in accordance with the Net Working Capital and NIBD Methodology set out in Exhibit A, to the extent not then currently due and payable, shall not constitute "Indebtedness" as such term is used herein. Also as it is agreed the Stay Bonuses shall be for the account ofthe Company and hence the Buyer, any provision for such Stay Bonuses in the accounts of the Company shall be netted out to give effect to the agreement between the Parties. As regard (d) above, the Parties have agreed that the present value of net of fair value of the pension plan assets, may at the discretion of the -Bny"tpension obligations - such decision, however, to be made and remitted to the Seller no later than at Closing 1385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE lK

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 9 - be i) the fair value included in the Company's annual accounts for the accounting year zor9f zotg, ending on 3o September zorg ii) such an amount which is set out in a full actuarial report, made up by the Company as at the Closing Date, based on such principles and procedures which have previously been applied by the Company when having such reports drawn up or iii) the present value of the pension obligations as set out in the 3o September 2cr19 accounts of the Company net of the fair value of the pension plan assets as of the Closing Date, such fair value to be based on such principles and procedures which have previously been applied by the Company when having such fair asset value made up. "Indebtedness to be Repaid" means all Indebtedness as of immediately prior to Closing. "ITEPA" means the Income Tax (Earnings and Pensions) Act 2oo3. "Losses" means (i) all claims, damages, judgments, fines, losses, liabilities, penalties, costs, Taxes, expenses or other damages, (ii) all amounts paid incident to any compromise or settlement of any claim or Proceeding, (iii) all costs and expenses reasonably incurred in investigating any such claim or Proceeding, (iv) all costs and expenses reasonably incurred to mitigate Losses, and (v) all reasonable attorneys', experts', consultants' and other similar fees incurred in connection therewith. "Material Adverse Effect" means a material adverse effect or impact upon the assets, financial condition, results of operations or Business of the Company or on the ability of the Company and the Seller, as a group, to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any failure by the Company to meet financial projections or forecasts or earnings predictions pro'r'ided to the Buyer or its representatives or any presentation made by the Company or their representatives to the Buyer or its representatives (provided that the underlying causes ofsuch failures shall notbe excluded), (b) any adverse change, impact, effect, event, occurrence, state offacts or development attributable to, resulting from, or relating to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Company participates, the United Kingdom economy as a whole, including direct Brexit effects, or the capital markets in general or any of the markets in which the Company operates; (iii) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; (iv) actions required to be taken under applicable laws, rules, regulations, contracts or agreements; or (v) acts of God, fire, natural disaster, epidemic, riot, terrorism or military action or the threat thereof; provided, however, that with respect to clauses (ii) through (iv) immediately above, each shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that there is a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its Business. 1385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE ry

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 1o "Net Working Capital" means (a) all current assets (excluding Cash, prepayments (prepaid costs), financial receivables and GR Receivables and any deferred Tax assets) ofthe Company as of the Closing determined in accordance with the Accounting Principles as applied by the Company consistent with its past practices (except for the exclusion of (i) Cash and (ii) deferred Tax assets (iii) prepayments (prepaid costs), (iv) financial receivables and GR Receivables), minus (b) all current liabilities (excluding Indebtedness, Transaction Expenses, deferred Tax liabilities and income Taxes (including, without limitation, Corporation Tax)), of the Company as of the Closing, determined in accordance with the Accounting Principles as applied 6y the Company consistent with its past practices (except for the exclusion of lnåebtedness, Transaction Expenses, deferred Tax liabilities and income Taxes (including, without limitation, Corporation Tax)). For the avoidance of any doubt, the Parties agree that Net Working Capital shall be calculated in accordance with Exhibit A as attached hereto (the "Net Working Capital and NIBD Methodology"). "Ordinary Course of Business" means the ordinary course of business of the Company consistent with past custom and practice (including as to frequency and amount) and with due consideration to the turnaround and restructuring process as outlined in the Disclosure Letter, including "Project Castle". "Overprovision" means (a) the amount by which any provision for Tax (excluding any provision for deferred Tax) contained or taken into account (but not merely noted) in the blosing Date Statement proves to be an over provision except to the extent to which that over provisi,on is taken into account in determining the amount of any liability of the Seller under section S.6(a) and section 4:.7 and (b) the amount by which any refund recognized or taken into account (but not merely noted) in the Closing Date Statement is understated. "pension Benefits" means any pension, allowance, lump sum or other similar benefit on death, disability, retirement or termination of employment (whether voluntary or not) for the benefit of any of the Group's employees, former employees or any of their respective dependants. "pension Scheme" means the defined pension schemes included and described in the Latest Financial Statement, and continued within and subject to the Ordinary Course of Business. "Payoff Letter" has the meaning given to it in Section g.r.r(exiii). "person" means any individual, trust, corporation, partnership, limited partnership, limited liability company or other business association or entity, court, governmental body or governmental agency. "pre-Closing Tax Period" shall mean any Tax period ending on or prior to the Closing f)ate. 1385198o.4 01 4-4655-07 27 t 1 1 /EUROPE M

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 1r "Properties" means the freehold and leasehold properties detailed in the Disclosure Letter, each being a "Proper\r'". "Relevant Person" means the Seller and any company (other than the Company), partnership or individual which may be treated for relevant Tax purposes as being, or as having at any time been, either a member of the same group of companies as the Company or otherwise associated with the Company. "Relief'means: (a) any loss, allowance, credit relief, deduction or set-off from or against or in respect of Tax; or (b) any right to a repayment of Tax. "Reporting Company" means the person from time to time appointed as the reporting company (within the meaning of Schedule 7A TIOPA zor.o) in the Seller's Interest Restriction Group. "seller's Group" means the Seller and the Seller's Affiliates. "Seller's Interest Restriction Group" means the Seller and any person in the same worldwide group (as defined in Section +Zg TIOPA zoro) as the Seller, for the period that person is in that group. "seller's Knowledge", or any similar phrases, means the actual knowledge of Jais Valeur (CEO of Danish Crown A/S) and Preben Sunke (COO and CFO of Danish Crown A/S) after reasonable inquiry of each such Person's direct reports. ,,Shares" means the entire issued share capital of the Company having an aggregate nominal value of GB P 7 ,54o,too divided into shares with a nominal value of GBP r.oo each. "straddle Period Returns" means the Tax Returns that are required to be filed by the Company for any Straddle Period. "Subsidiary" or "subsidiaries" means the Subsidiaries of Tulip Limited set out in the Disclosure Letter. "Target Net Working Capital" means an amount equal to f 5o,83r,ooo' "Tax" or "Taxes" means all forms of taxation (other than deferred tax) and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, 1385198o.4 01 4-4655-07 27 I I 1 /EU ROPE K

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 12 contributions and levies in the nature of tax, whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise and shall further include payments to a Tax Authority on account of tax, whenever and wherever imposed and whether åhårgeable directly or primarily against or attributable directly or primarily to the Group and its Subsidiaries or any other person and all penalties and interest relating thereto. "Tax Authority" means any statutory or governmental authority or body (whether in the United Kingdom or elsewhere) involved in the collection or administration of Tax including HMRC. "Tax RetUrn" means any cOmputation, return, Claim, eleCtion, surrender, disclaimer, statement, notice, consent or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. "Tax Statutes" means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax. "TCGA" means the Taxation of Chargeable Gains Act1992. "TIOPA" means the Taxation (International and Other Provisions) Act zoro. "Transition Services Agreement" means the transition services agreement between the Company and the relevant entity or entities of the Seller's Group in order to facilitate the ordeily continuation of the business of the Group after Closing with a scope and in a form to be agreed between the Buyer and the Seller prior to Closing, but, for the avoidance of doubt, with a duration of no more than three years. "Transaction Expenses" means costs, fees, expenses and other amounts owing to third parties incurred prior to or in connection with Closing by the Group or for which the Group åtherwise has the obligation to pay relating to, arising out of or in connection with planning, structuring, negotiating or consummating the transactions contemplated hereunder to the extent.rnpiid ai of immediately prior to Closing, including (a) fees and disbursements of attorneys, investment bankers, accountants and other professional advisors which, in each case, have not been paid as of Closing. The Parties have agreed that the value ofthe stay bonuses made or to be made by the Group in connection with the signing of this Agreement and/or Closing to those employees of the Group agreed between the Seller and the Buyer, together with the Group's portion of any withholding taxes applicable to such stay bonuses and any employer's national insurance contributions thereon, (collectively, the "Stay Bonuses") shåil not be considered Transaction Expenses or Indebtedness or the like. For the avoidance of doubt, Transaction Expenses shall not include deferred Tax liabilities or Taxes payable (other than irrecoverable VAT incurred on such Transaction Expenses), and any 1385198o.4 01 4 -46s5-07 27 I I 1 /EU ROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 13 amounts included as a Transaction Expense shall not be included in any calculation of Indebtedness or Net Working Capital. "TUPE" means the Transfer of Undertakings (Protection of Employment) Regulations r98r or the Transfer of Undertakings (Protection of Employment) Regulations 2006, as applicable. ,,United Kingdom" means England, Scotland, Wales, and Northern Ireland. (6VAT" means value added tax. 'VATA" means the Value Added Tax Act 1994. "Warranties" means the warranties set out in Sections 4 and 5. ,,Working flours" means from 9.oo a.m. to S.oo p.m. on a Business Day in the country in question. 1.2 The vaiue of an Effective Tax Liability is the amount of Tax saved by the utilisation or set-off of a Buyer's Relief. 1.3 In this Agreement references in Sections 4, 5 and 9 (and in any definitions used therein) to the "Company" shall be read as not only referring to Tulip Limited but also to any Subsidiary. D Purchase and Sale 2.t Purchase and Sale of Shares 2.1".1 Subject to the terms and conditions of this Agreement, at Closing, the Buyer will purchase and the Seller will sell to the Buyer with full title guarantee, the Shares, which Shares shall constitute one hundred percent (roo%) of the issued and outstanding share capital of the Company as of the Closing Date. As consideration for the purchase of the Shares at Closing, subject to the provisions of this Agreement and the adjustments and payments set forth in Section z.r and Section z.a, the Buyer shall pay to the Seller the "Consideration" which shall be an amount equal to the Enterprise Value, p/us anyActual Cash, less the Indebtedness to be Repaid, less the Transaction Expenses, plus or minus the difference between the Actual Net Working Capital and the Target Net Working Capital. 2.2 Closing 2.2.1 The closing ofthe purchase and sale ofthe Shares and the other transactions contemplated hereby (the "Closing") will take place commencing at a time and place to be agreed by the parties, thirteen (r3) Business Days following the date that all of the conditions in Section 3.r 1385198o.4 01 4-4655-07 27 I 1'1 /EU ROPE /?(

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 14 and Section 3.2 are satisfied and/or waived by each of the Parties, as applicable, however in no event after the date set out in Section ro.t(d), unless another time, date or place is agreed to by the Parties in writing. If no Merger Clearance Filings are to be made, the Parties agree that the Buyer will inform the Seller as soon as possible following Signing and that the Closing Date in suåh event shall be Monday 30 September zorg.The date on which Closing actually occurs is referred to herein as the "Closing Date". For all purposes hereunder, including the calculation of the amounts set forth in Section z.g and Section z.a, Closing shall be deemed effective at 12:01 a.m. GMT on the Closing Date. 2.3 Payments at Closing 2.3.r At least three (3) Business Days prior to the Closing Date, the Seller shall provide the Buyer with: (i) a good faith estimate of the Net Working Capital (the "Estimated Net Working Capital") ånd the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital (the "Estimated Net Working Capital Surplus") or the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital (the "Estimated Net Working Capital Deficit"), (ii) the amount of Indebtedness to be Repaid, (iii) a good faith estimate of the amount of Cash (the "Estimated Cash") and (iv) the amount of Transaction Expenses. The "Estimated Pa5rment" shall be an amount equal to the Enterprise Value, plus any Estimated Net Working Capital Surplus, minus any Eitimated Net Working Capital Deficit, less the Indebtedness to be Repaid, plus the Estimated Cash, less the Transaction Expenses. A draft calculation of the Estimated Payment is included hereto as Exhibit C ("Equity Bridge"). 2.8.2 At Closing, the Buyer shall (a) under direction from the Seller, procure that the Company pays the amounts of Indebtedness to be Repaid by wire transfer of immediately available funds in accordance with the applicable Payoff Letters, and (b) subject to adjustment pursuant to Section 2.4, pay to the Seller the Estimated Payment by wire transfer of immediately available funds to an account or accounts designated by the Seller. 2.4 Post-Closing Adjustments. 2.4.1 Within sixty (60) days after the Closing Date, the Buyer shall deliver to the Seller a statement ("Closing bate Statement") setting forth a calculation of (i) the actual Net Working Capital (an aggregate number expressed, if negative, as a shortfall, or, if positive, as an excess) ("Aciual NetWorking Capital"), and (ii) the actual amount of Cash ("Actual Cash"). 1385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page rs tA9 The Closing Date Statement and the Actual Net Working Capital shall be in form and substance consistent with Exhibit A, including the calculations and methodologies set forth therein used to calculate the Target Net Working Capital and the Estimated Net Working Capital. If the Seller has any objections to the Closing Date Statement as prepared by the Buyer, the Selier shall, within thirfy (go) days after the Seller's receipt thereof (the "Notice period"), give written notice (the "Notice") to the Buyer specifiiing in reasonable detail such objections and the basis therefor, and calculations which the Seller has determined in good faith are necessary to eliminate such objections. If the Seller does not deliver the Notice within the Notice Period, the Buyer's determinations on the Closing Date Statement shall be final, binding and conclusive on the Seller and the Buyer. If the Seller provides a Notice within the Notice Period, the Seller and the Buyer shall negotiate in good faith during the fifteen (r5) Business Day period (the "Resolution Period") after the date of the Buyer's receipt of the Notice to resolve any disputes regarding the Closing Date Statement. If the Seller and the Buyer are unable to resolve all such disputes within the Resolution Period, then within fifteen (r5) Business Days after the expiration of the Resolution Period, all unresolved disputes shall be submitted to Ernst & Young UK or, if Ernst & Young UK is not available, another chartered accountant who is a partner of an accounting firm with an international reputation, having an office in the United Kingdom, to be appointed by The Institute of Chartered Accountants in England and Wales (the "Reporting Accountants"), who shall be engaged jointly by the Buyer and the Seller on the terms set out in this Section 2.4.r and as may otherwise be agreed to provide a final, binding and conclusive resolution of all such unresolved disputes within thirty (So) Business Days after such engagement. Except if and to the extent that the Seller and the Buyer agree otherwise, the Reporting Accountants shall determine their own procedure but: (a) apart from procedural matters and as otherwise set out in this Agreement shall determine only: (i) whether any of the arguments for an alteration to the Closing Date Statement put forward in the Notice is correct in whole or in part and (ii) if so, what alterations should be made to the Closing Date Statement in order to correct the relevant inaccuracy in it; (b) they shall apply the accounting principles, policies, procedures, practices and techniques set out in Exhibit A; (c) they shall make their determination above as soon as is reasonably practicable; (d) the procedure of the Reporting Accountants shall: 138b198o.4 01 4-4655-07 27 l1 1 /EUROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page t6 (i) give the Seller and the Buyer a reasonable opportunity to make written and oral representations to them; (ii) require that each of the Seller and the Buyer supply the other with a copy of any written representations at the same time as they are made to the Reporting Accountants; (iii) permit each Party to be present while oral submissions are being made by the other Pu.fy; (e) for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction. The determination of the Reporting Accountants shall be made available to the Seller and the Buyer in writing and unless otherwise agreed by the Seller and the Buyer shall include reasons foieach relevant determination. The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Seller and the Buyer save in the event of manifest error (when the relevant part of theii determination shall be void and the matter shall be remitted to the Reporting Åccountants for correction). In particular, their determination shall be deemed to be incorporated into the Closing Date Statement. The Buyer and the Seller shall make readily available to the Reporting Accountants all relevant books and records and any work papers (including those ofthe Parties'respective accountants) relating to the calculation ofthe Closing Date Statement and all other items reasonably requested by the Reporting Accountants and the fees and expenses ofthe Reporting Accountants shall be borne by the Seller (on the one hand) and the Buyer (on the other hand) in proportion to the aggregate amounts by which their proposals differed from the Reporting Accountants' final determination. In connection with the resolution of any dispute, each Party (the Seller on one hand and the Buyer on the other) shall pay its own fees and expenses, including without limitation, legal, accounting and consultant fees and expenses. Notwithstanding anything to the contrary in this Agreement, any disputes regarding amounts shown in the Closing Date Statement shall be resolved as set forth in this Section z'a' 2.4.3 The post-Closing adjustments to the Estimated Payment shall be made as follows (any payments required pursuant to Section 2.a.3(a) through Section 2.4.3(b) ("True-Up Pa5rments")): (a) If the Estimated Net Working Capital is greater than the Actual Net Working Capital, then the Seller shall pay to the Buyer an amount equal to the difference between the Estimated Net Working Capital and the Actual Net Working Capital. If the Actual Net Working Capital is greater than the Estimated Net Working Capital, then the Buyer shall 138S198o.4 01 4-4655-07 27 I 1 1 /EUROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 17 pay to the Seller an amount equal to the difference between the Actual Net Working Capital and the Estimated Net Working Capital. (b) If the Estimated Cash is greater than the Actual Cash, then the Seller shall pay to the Buyer an amount equal to the difference between the Estimated Cash and the Actual Cash. If the Actual Cash is greater than the Estimated Cash, then the Buyer shall pay to the Seller an amount equal to the difference between the Actual Cash and the Estimated Cash. (c) If the net amount of all True-Up Payments is undisputed then such net amount shall be paid to the applicable recipient party within five (S) Business Days after the end of the Notice Period. If any portion of the True-Up Payments is disputed then the net amount of all True-Up Payments shall be paid to the applicable recipient party within five (S) Business Days after final resolution of such disputed amount pursuant to Section e'4.r. All True-Up Payments shall be made by wire transfer of immediately available funds to a bank account designated by the recipient party. g Conditions to Closing S.1 Conditions to the Buyer's Obligations 3.1.1 The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date: (a) Warranties. The Warranties set forth in Section 4 and Section 5 shall be true and correct at and as of the Closing Date (except for those Warranties made as of a particular date, which shall be true and correct as of such date) as though then made and as though the Closing Date (or such particular date) was substituted for the date of this Agreement throughout such Warranties, except where the failure of such Warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) Fundamental Warranties. The Fundamental Warranties shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date, with the same force and effect as if made on and as of Closing; (c) Performance of Covenants and Agreements. The Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to Closing; (d) Actions, Orders and Proceedings. No Party shall be subject to any Order which would prevent the performance of this Agreement or the transactions contemplated hereby, and 1385198o.4 014-4655-0727 l1 1 /EUROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page rB no Proceeding shall be pending or formally threatened in writing wherein an unfavorable judgment, deiree or order would prevent the performance of this Agreement or the toniummation of any of the transactions contemplated hereby, declare unlan{ul the transactions contemplated by this Agreement or cause such transactions to be rescinded; (e) Closing Deliverables. The Seller shall have delivered or made available to the Buyer each of the following: (i) a certificate of the Seller, dated the Closing Date, stating that the conditions specified in Section 3.r.r(a) and Section 3.1.1(c) havebeen satisfied; (ii) all minute books, shareholder registers, ledgers and registers, ifany, and other records relating to the organization, ownership and maintenance of the Company and the Subsidiaries in the Seller's possession or control, ifnot already located on the premises of the ComPanY; (iii) customary payoffletters evidencing the Indebtedness to be Repaid in form and substance reasonably satisfactory to Buyer (collectively, the "PayoffLetters"); (iv) resignations, effective as of the Closing Date, from all members of the board of directors and the secretary of the Company and the Subsidiaries (where appropriate); (v) copy of the resolutions duly adopted by the Company's, the Subsidiaries' (in respect of tiil below only) and the Seller's respective board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby ånd thereby, including approval of the Company's board of directors of both (i) the registration of the share transfers contemplated in this Agreement subject only to their being duly stamped and (ii) the appointment of a new secretary and new members of the board (within the maximum number permitted in the Company's articles of association) as the Buyer may nominate; (vi) a non-cornpete agreement, dated as of the Closing Date and in the form attached hereto as Exhibit B duly executed by the relevant entity within the Seller's Group (the "Non-ComPete Agreement") ; (vii) the Trademark License Agreement, dated as of the Closing Date, duly executed by the Company and the relevant entity within the Seller's Group;; (viii) a Trademark Sub-License Agreement regarding the Company's use of the "DANISH" trademark, dated as of the Closing Date and in the form attached hereto 1385198o.4 01 4-4655-07 27 I 1 I /EUROPE t{<

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page r9 as Exhibit 9.2, duly executed by the Company and the relevant entity within the Seller's Group; (ix) documentation to the fact that the Seller's Group and the Company prior to Closing have executed the transfer of the Excluded Business from the Company to the Seller's Group; (x) the Transition Services Agreement, dated as of the Closing Date, duly executed by the relevant entities within the Seller's Group and the Company; (xi) a Supply Agreement, dated as of the Closing Date and in the form attached hereto as Exhibit 9.3, duly executed by the Company and the relevant entity within the Seller's Group Seller; and (xii) the transfer of the Shares duly executed by the registered holders in favour of the Buyer or as the Buyer may direct, accompanied by the relative share certificates (or an express indemnity in a form satisfactory to the Buyer in the case of any certificate found to be missing); (0 Competition Law Clearances. All Competition Conditions having been satisfied or waived, see Section 2.6, If the Closing occurs, all Closing conditions set forth in this Section 3.r which have not been fully satisfied as of Closing shall be deemed to have been fully waived by the Buyer with no further action by the Parties. 3.2 Conditions to the Seller's Obligations. g.2.r The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date: (a) Warranties. The warranties set forth in Section 6 shall be true and correct at and as of Closing (except for those warranties made as of a particular date, which shall be true and correct as of such date) as though then made and as though the Closing Date (or such particular date) was substituted for the date of this Agreement throughout such warranties, except where the failure of such warranties to be so true and correct would not, in the aggregate, have a Material Adverse Effect on the ability of the Buyer to consummate the transactions contemplated hereby; (b) Performance of Covenants and Agreements. The Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to Closing; 1385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE K

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 2o (c) Actions and Proceedings. No Party shall be subject to any Order which would prevent the performance of this Agreement or the transactions contemplated hereby, and no Proceeding shall be pending or formally threatened in writing wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlau{ul the transactions contemplated by this Agreement or cause such transactions to be rescinded; and (d) Closing Deliverables. The Buyer shall have delivered or made available to the Seller each of the following: (i) under direction by the Seller, pay to the payees thereof (on behalf of the Company), cash by wire transfer in immediately available funds to accounts designated in the Payoff Letters, the amount equal to the aggregate of a1l Indebtedness to be Repaid; (ii) the Estimated Payment, by wire transfer of immediately available funds; (iii) a copy of the resolutions duly adopted by the Buyer's board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; (iv) a certificate, dated as of the Closing Date, stating that the conditions specified in Section .q.z.r(a) and Section 3.2.r(b) have been satisfied; (v) the Non-Compete Agreement, dated as of the Closing Date and in the form attached hereto as Exhibit B duly executed by the Buyer; (vi) any such documentation which have been required by Nordea for the Buyer to take over and assume, and to entirely and irrevocably release the Seller's Group from, any and all obligations and liabilities towards Nordea regarding the Company's business in Brechin; atD If Closing occurs, all Closing conditions set forth in this Section 3.2 which have not been fully satisfied as of Closing shall be deemed to have been fully waived by the Seller with no further action by the Parties. 4 Warranties Regarding the ComPanY 4.r Subject to Section 4.r, the Seller herebywarrants to the Buyerthat at and as ofthe date ofthis Agreement and at and as of the Closing Date (except for those Warranties made as of a particular date, which shall deemed to be given as of such date): 1385198o.4 01 4-4655-07 27 I I 1 /EUROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 2r 4.r.r Organization, Qualification and Authority. (a) The Compan)'. The Company is a corporation duly formed and validly existing under the laws of nngland and Wales. The Company has all requisite corporate power and authority to carry on the Business and to own and use the Properties and assets presently owned and used by it. True and correct copies of the Company's certificate of incorpoiation and articles of association, as amended to date, have been made available to the Buyer. The Company is qualified to conduct business and is in good standing or is active, ås the case may be, under the laws of each jurisdiction wherein the nature of its Business or its ownership of property requires it to be so qualified, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. (b) Subsidiaries. Other than as set out in the Disclosure Letter and subject to any ongoing liquidation or winding up proceedings, the Company does not own or hold the right to acquire any share capital, membership interest, partnership interest, joint venture interest or other equity ownership interest in any other Person. (c) Encumbrances. The Company has not created or granted or agreed to create or grant any Encumbrance in respect of any of its - if any - uncalled share capital. There is no Encumbrance on, over or affecting any ofthe share capital ofthe Subsidiaries and there is no agreement or arrangement to give or create any such Encumbrance. No claim has been or will be made by any person to be entitled to any such Encumbrance. (d) Compliance. The Company has at all times carried on business and conducted its affaiis in all material respects in accordance with its memorandum and articles of association for the time being in force. Due compliance has been made with the Companies Act 2006 and all other legal requirements in connection with the formation of the Company, the allotment or issue or transfer of any of its shares, debentures and other securities and the payment of dividends. 4.1.2 Capitalization (a) The Disclosure Letter sets forth (a) the authorized Shares of the Cornpany, (b) the number of issued and outstanding shares of each class of the Company, all of which are owned by the Seller, and (c) all ofthe current directors and other executive officers of the Company. All of the issued and outstanding share capital of the Company has been duly authorized and are validly issued, fully paid, and nonassessable. There are no curiently outstanding or authorized options, warrants, rights, contracts, rights offirst refusal or first offer, calls, preemptive rights, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which aie binding uponthe Company providing for the issuance, disposition, or acquisition of r385198o.4 0 1 4-4655-07 27 I I 1 /EU ROPE tW

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED ?age 22 any of its share capital or securities convertible into or exchangeable for its share capital. There are no outstanding or authorized equity appreciation, phantom equity, otii-ilu. rights with respect to the Company. The Company is the sole legal and beneficial owner of the whole of the issued share capital of the Subsidiaries. The whole of the issued share capital of the Company have been validly allotted and issued and is fully paid or properly credited as fully paid' 4.r.5 Authorization: Valid and Binding Agreements' The execution, delivery and performance by the Company of the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of the Ancillary Agreements to which the Company is a party. The Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties and Fersons hereto and thereto, constitute legal, valid and binding obligations ofthe Company, enforceable against the Company in accordance with their terms, except as enfoiceabiliry may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies. 4.L.4 Noncontravention: Consents. (a) Noncontravention. Except as set forth in the Disclosure Letter, the execution and the delivery by the Company of the AncillaryAgreements to which the Company is a party, and the consummation of the transactions contemplated thereby will not (i) violate or conflict with any EU, state, local, municipal, foreign, international, multinational or other administrative statute, regulation, law, rule, ordinance, constitution or common law doctrine, to the extent the same have force of law as at the date of this Agreement (collectively, "Laws") applicable to the Company, (ii) violate or conflict in any way with any judgment, order, decree, stipulation, injunction, charge, award, decision, ruling, subpoena or other restriction of any Governmental Authority (collectively, "Order") to which the Company is subject or any provision of the Company's certificate of incorporation or articles of association, or (iii) result in a material breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate or cancel, or require any notice, consent or approval under, any Contract described in Section 4.r.ro(a) ' (b) Consents. Except as set forth in the Disclosure Letter and in any competition Law filings which are required , the Company is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or 1385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE M

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 23 performance by it of the AncillaryAgreements to which the Company is a party or the consummation of the transactions contemplated thereby, and no consent, approval or other authorization of any Governmental Authority or any other party or Person ("Consent") is required to be obtained by the Seller or the Company in connection with its execution, delivery and performance of this Agreement or the AncillaryAgreements or the consummation of the transactions contemplated hereby or thereby. 4.t.5 Financial Statements. Books and Recordsl No Undisclosed Liabilities. (a) The Seller has provided the Buyer with the audited financial statements of the Company for the financial years for zor5f zo16, zo16f zot7, and zotTf zor8 (collectively the "Financial Statements" of which the Financial Statement for zotTf zor8 shall be the "Latest Financial Statement"). The Financial Statements have been prepared in accordance with the Accounting Principles as applied by the Company consistent with its past practices and fairly present in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein and reserve or provide for Tax for which the Company was at the relevant time liable and reserve in accordance with generally accepted accounting practice for any contingent or deferred liability to Tax. (b) The material books of account, all minute books and all shareholder registers of the Company and each of the Subsidiaries have been made available to Buyer and its representatives. Except as set forth in the Disclosure Letter, such books and records are complete and correct in all material respects and have been maintained in accordance with sound business practices, are correctly written up to date and are in the possession of the Company. (c) To the Seller's Knowledge, the Company has no material liabilities or obligations, and to the Seller's Knowledge, no facts or circumstances exist that, to the Seller's Knowledge, would imminently cause any material liabilities or obligations, except for (i) liabilities reflected or reserved against in the Latest Financial Statement, (ii) liabilities and obligations incurred since the date of the Latest Financial Statement in the Ordinary Course of Business, (iii) liabilities and obligations incurred since the date of the Latest Financial Statement pursuant to or in connection with this Agreement or the contemplated transactions, (iv) liabilities which are disclosed in the Disclosure Letter or which are not required to be disclosed under any warranty in this Article a because of a materiality, amount or knowledge threshold or qualifier, or (v) liabilities and obligations, if any, set forth in the Disclosure Letter. Notwithstanding the foregoing, this Section a.r.s(c) does not apply to any liabilities or obligations relating to Tax, compliance with Environmental Laws and/or Environmental Permits, Environmental Claims, or compliance with the Food Laws, which shall be governed exclusively by Section a.r.z, Section 4.r.16 and Section 4.r.zo, respectively. 1385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE /{(

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 24 4.r.6 Recent Events. (a) Except as reflected in the Latest Financial Statement or as set forth in the Disclosure Letter, or as expressly contemplated by this Agreement and/or the Ancillary Agreements undTor the fact that the Company's operations in its sites in Bromborough and Boston has been suspended/closed down, since 3o September zor8, the Company has conducted the Business only in the Ordinary Course of Business and has not: (b) borrowed any amount or incurred or become subject to any material liabilities (other than liabilities incurred in the Ordinary Course of Business, liabilities under Contracts entered into in the Ordinary Course of Business and borrowings from financial institutions necessary to meet working capital requirements in the Ordinary Course of Business); (c) sold, leased, transferred, assigned, abandoned or permitted to lapse any material assets, tangible or intangible, other than in the Ordinary Course of Business; (d) authorized the issuance of, issued, sold or transferred any ofits share capital, warrants, options or other rights to acquire its share capital, or anybonds or debt securities; (e) experienced any material damage, destruction, or loss (whether or not covered by insurance) to any material assets; (0 made or committed to make any capital expenditures outside the Ordinary Course of Business; (g) entered into, terminated or materially modified any material Contract; (h) adopted, entered into, terminated or made a material modification to any Company Benefit Plan; (i) entered into any collective bargaining agreement, made any general wage or salary increase or granted any increase in excess of €3o,ooo in the salary of any employee of the Company or paid or committed to pay any bonus or other compensation, in each case in excess of €3O,OOO, or any change of control, severance or employment termination payment, to any director, officer or employee, or announced or otherwise committed tå any such entry, increase or payment (in each case, other than the Stay Bonuses); 0) changed the Accounting Principles, methods or practices or made any change in its depreciation or amortization policies or rates; 1385198o.4 01 4-4655-07 27 I 1 1/EUROPE ry

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 25 (k) experienced a Material Adverse Effect or any event that would reasonably be expected to have a Material Adverse Effect; (l) declared, set aside, made, set a record date for or paid any dividend or other distribution in respect of its share capital, or otherwise split, combined, purchased or redeemed, directly or indirectly, any share capital; (m) made or changed any Tax accounting method (unless required by Law), intentionally surrendered any right to claim a refund of Taxes (other than by allowing a statute of limitations to lapse in a situation where no specific refund has been identified), or consented to any extension or waiver of the limitation period applicable to any Tax claim or the payment of any Tax; (n) instituted, settled or agreed to settle any material Proceeding or canceled or waived any material claims or rights; (o) made any amendment or changes in the certificate of incorporation or articles of association of the Company; (p) entered into, terminated, received notice of termination of (i) any material license, agency, sales representative, joint venture or similar Contract, or (ii) any employment, consulting or severance Contract with any officer, director or employee of the Company (other than in the Ordinary Course of Business); (q) (a) acquired (by merger, consolidation, acquisition of share capital or assets or otherwise) any other Person or assets comprising substantially all the assets of any other Person, (b) disposed, transferred or leased any material property or assets, except for acquisitions or dispositions effected in the Ordinary Course of Business, (c) acquired any equity interests of any other Person or entered into anyjoint venture, partnership or similar arrangement, or (d) made any loans or advances to (other than to dmployees in the Ordinary Course of Business), or investments in, any other Person; or (r) entered into any agreement to take any ofthe foregoing actions. 4.r.7 Tax Matters. (a) Since the date of its formation, the Company has been classified as and properly treated as a limited liability company for United Kingdom Tax purposes and applicable law. Neither the Company nor Seller has taken any position on any Tax Return or in any Proceeding which is inconsistent with such classification' 1385198o.4 01 4-4655-07 27 I 1 1 /E U ROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page z6 (b) The Company has timely filed all computations and returns required to be filed within the past six (6) years and all other material Tax Returns required to be filed by them in the past six (6) years and all such Tax Returns are true and accurate in all material t".pe"tr and all Taxes required to be paid (whether or not shown as payable thereon) have been paid. The Company has withheld and timely paid over to the relevant Tax Authority all Taxes required to be so withheld and paid over in connection with amounts paid or owing to any Person and all Tax Returns required with respect thereto have been properly completed and timely filed' (c) The Company has not, at the date of this agreement, consented to extend the time in which utty Ta* may be assessed or collected by any Tax Authority, which extension is in effect as ofthe date hereof. (d) The Company has not requested or been granted, in each case at the date of this agreement, an extension of the time for filing any Tax Return to a date later than the Closing Date. (e) No written claim has been made within the last six (6) years by a Tax Authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to Taxes by that jurisdiction. There is no Encumbrance for Taxes upon any of the assets of the Company other than Permitted Encumbrances. (0 There is no Proceeding in progress at the date of this agreement or, to the Seller's Knowledge, threatened with respect to the Company with respect to any Tax. (g) All statements and disclosures made within the last six (6) years to any Tax Authority in connection with the Tax Statutes were when made and, to the Seller's Knowledge, remain complete and accurate in all material respects. (h) The Company has maintained and has in its possession or under its control all records and documentation which it is required by any of the Tax Statutes to maintain. (i) No Tax Authority has within the last six (6) years agreed to operate any special arrangement (being an arrangement which is not based on a strict application of the relevant legislation) in relation to the Company's affairs which remains in force at the date of this Agreement. 0) The Company is not involved in any dispute with any Tax Authority and the Company has not been and, so far as the Seller is aware, is not likely to be subject to any investigation or non-routine audit or visit by any Tax Authority' (k) The Company is not part of a group payment arrangement for corporation tax purposes 1385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE /(

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 27 0) In respect ofevery transaction or series oftransactions under which the Company is an affectåd person within the meaning of Part 4 TIOPA and in respect of which those provisions permit HMRC to make adjustments: (i) the terms and conditions of such transaction or series of transactions have been made on an arm's length basis; and (ii) the Company has prepared and retained all documentation as is necessary or .euronubl" to identi$r the terms of the transactions and the methodology used in arriving at arm's length terms for the transactions. (m) There have been no land transactions in the last six (6) years, within the meaning of parly section 43 FA zoo3 Qand transactions), to which the Company has been a in respect of which the Company has or may have future compliance obligations. (n) In respect of every surrender or claim for group or consortium relief pursuant to Part 5 CTA zbro Qroup reliefl made or received or agreed to be made or received by the Company in tneiix (6) years ending on the date of this Agreement a receivable (which for the accounting periods up to the period ended 3o September zot8 is set out in the Latest Financial Statement and for the accounting periods up to the period ended 3o September zorg will be set out in the audited financiai statements of the Company for the financial y"ui for zotg I zorg) remains due and relevant claims, elections and, so far as the Seller i, u*ur", sugenders will be allowed in full and no further action is required of the Company. Ail such receivables which remain due will be paid to the Company in full on or prior to Closing and will be reflected in the Closing Date Statement. (o) The Company is registered for the purposes of the VATA and has made, given, obtained and keptiull, complete, correct and up-to-date records, invoices and other documents uppropriut" or required for those purposes and is not in arrears with any payments or råinrr. due and hås not been required by HMRC to give security under paragraph 4 Schedule rr vATA (power to require security and production ofevidence). (p) No member of the Group has ever been treated as a member of a group under section 43 VATA (groups of comPanies). (q) No member of the Group has within the last four (+) years made any supplies which are exempt from VAT of such a proportion that it is unable to claim credit for all input tax paid or suffered by it' (r) No member of the Group is or has within the last three years agreed to become an agent for any person for the potpor". of section 47 YATA (agents etc) or a VAT representative for the purposes of section +B VATA (VAT representatives). r385r98o.4 014-4655-0727 l1 1 /EUROPE {il,

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page z8 (s) The Company has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of avoiding or deferring any liability to Tax or to which Part 5 FA zor3 (general anti-abuse rule) could appiy. (t) The Company has not been a party to, or acted as a plomoter of, any notifiable arrangements or notifiable proposals within the meaning of section 3o6 FA zoo4' (u) The Company has not been a party to any designated scheme or notifiable scheme within the meaning of Schedule TTAVATA. (v) The Company has at all times in the Iast six years: (i) properly operated the PAYE system, making deductions and payments of tax as iequired by law from all payments to or treated as made to employees, ex- employees, officers and ex-officers of the Company; (ii) punctually accounted to HMRC for all such tax; and (iii) all returns required to be made by the Company pursuant to section 684 ITEPA (pAyE regulaiions) and regulations made under that section have been punctually made and are accurate and complete in all respects. (w) The Company has not granted any right over or in respect of any shares of the Company or been på.fy to a.ty u.iungement in connection with the grant of any such right to, or in relationlo, any employee or officer or former employee or officer of the Company or any other company or tb, or in relation to, any person connected or related to any such employee år officer or former employee or officer of the Company or any other company, (x) The Company has at all times in the last three years complied with section 4zrJ ITEPA (duty to provide information). 4.1.8 Properties and Inventory' (a) The Properties (i) The Properties comprise all of the premises and land owned, occupied or used by the Company and all the estate, interest, right and title whatsoever of the Company in respect of any land or Premises; (ii) To the Seller's Knowledge, the Company has not at any time had vested in it any freehold or leasehold property other than the Properties in respect ofwhich any contingent or potential liability remains with the Company or given any covenant or 1385198o.4 o1 4-4655-07 27 I 1 1 /EUROPE ft(

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 29 indemnity or entered into any agreement, deed or other document in respect of any freehold or leasehold properly except as set forth in the Disclosure Letter in respect of which any contingent or potential liability remains with the Company. Environmental matters are solely covered by Section a.r.16 and not by this Section 4'1'8(a)(iit ' (iii) The particulars of the Properties set out in the Disclosure Letter are true and accurate in all respects. (b) Title (i) In relation to each Property, except as set forth in the Disclosure Letter: (ii) the Company is the legal owner of and beneficially entitled to the whole of the Property; (iii) there are no mortgages, charges, debentures or other security interest in or over the Property; (iv) there are no third parry rights or interests, options or rights of pre-emption or first refusal affecting the Property nor is any person in the course of acquiring any such rights or interests; (v) there are no notices or disputes between the Company and any third parfy which have had or may have a material adverse effect on the use of the Property for the purpose of the Business; (vi) to the Seller's Knowledge, there are no material development works, redevelopment works or fitting-out works outstanding; (vii) the documents of title include all licenses, and approvals required from the landlords, any superior landlords or any third party under any lease ofthe Propefty and the covenants on the part ofthe Company contained in such licenses, consents and approvals have been duly performed and observed; (viii) to the Seller's Knowledge, the Company has in all material respects complied with all statutory and bylaw requirements and all regulations, rules and delegated legislation relation to the Property and its current use; and (ix) the rent and all other sums payable under any lease of the Property has been paid on the due dates for payment and there are no rent reviews currently in progress 1385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE /q

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 3o and the Company and the landlord under any lease of the Property has materially observed and preformed the covenants and the conditions contained any such lease. (c) Title to Assets. Except as set forth in the Disclosure Letter, the Company owns good title to, or trotar porruunfto valid and enforceable leases (subject to proper authorization and execution of each such lease by the other party thereto and the application ofbankruptcy and other laws relating to creditors' rights), all ofthe personal property owned or used in the Business (excluding any Intellectual Property), free and clear of all Encumbrances (except Permitted Encumbrances). The material Properties, buildings, plants, ,tro"iur"r, furniture, fixtures, machinery, equipment, vehicles and other items of material tangible personal properfy of the Company are in good operating condition and repair, for årdinary wear and tear and routine maintenance and repairs. The material""""p1 Properties, buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of material tangible personal property currently o*"åa or leased by the Company, together with all other Properties and assets of the Company, are sufficient for the continued conduct of the Company's business after Closing in substantially the same manner as currently conducted. 4.r.9 Intellectual P ropert-v. Except as set forth in the Disclosure Letter and subject to the Trademark License Agreement and the Trademark Sub-License Agreement the Group owns free and clear of all Encumbrances, or has the right to use by operation oflaw or under valid and enforceable agreements, all trademarks, iervice marks, trade names, Internet domain names, copyrighted Återials, computer programs, patent s, rights in inventions, business processes and systems, moral rights, know-how, confidential information, database rights, rights in designs (register:ed or otherwise), trade secrets (collectively, "Intellectual Property") used in the conduct of the Business and, to the Seller's Knowledge, such Intellectual Property that is owned by the Company and used in the conduct of the Business is valid and enforceable. All renewal, maintenance and prosecution fees, which have become due for payment in respect of any Intellectual Properly have been paid on time and in full, except to the extent that the CÅpany has decidåd tå abandon such Intellectual Properly. The Disclosure Letter lists all mate^rial"registered Intellectual Property owned by the Company, including trademarks, all pending tråemark applications, all registered copyrights, all issued patents and all pending patent lpplications, and all registered domain names that are owned or have been made by itt" Co-puny. The Company has the right to use any domain names used as part of the Business. The Company is entitlea (pursuant to a valid and binding agreement) to use all of the Intellectual Property owned by a third party for all purposes necessary to carry out its Business. Except as setiorth in the Disclosure Letter, there are no pending or, to the Seller's Knowledge, threatened claims by any third party against the Company alleging that its use of any mateiial Intellectual Property in the Business infringes upon' or otherwise misappropriates or violates, ihe intellectual property rights of a third party, and, to the Seller's 1385198o.4 01 4-4655-07 27 I 11/EUROPE lN

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 31 Knowledge, there is no basis for any such claim nor has there been any such claim or threatened claim against the Company or infringement carried out by the Company in the six years prior to the Closing Date. To the Seller's Knowledge, no third party is infringing upon, misappropriating or otherwise violating any material Intellectual Property nor has there been uny Clåi- or threatened claim made by the Company or infringement by a third party of which the Company is aware in the six years prior to the Closing Date. The Disclosure Letter sets forth a list of all pending material actions issued by any Governmental Authority regarding any material trademarks or service marks used by the Company. The Company uses commercially reasonable efforts to safeguard the confidentiality of its trade secrets and of its other material confidential information and to secure ownership of any Intellectual Proper[y developed by or on behalf of the Company by its employees or contractors. 4.r.to Contracts. (a) Definitions. For the purpose of this warranty 4.1.10 the following definitions shall apply t'COntraCts" means any agreement, commitment, contract, lease, license, mOrtgage, indenture instrument, note, obligation, promise or undertaking (whether written or oral), including all amendments thereto including those of the type set out in clauses +.r.ro(aXi) to 4.r.ro(aXx). "Material Contract" means any Contract to which the Company is a party or by which the Company or its assets are bound and which is material to the continued operations and business of the Company. (i) Contracts or groups of related Contracts with the same party providing for the purchase or sale of products or serwices by or from the Company; (ii) any partnership orjoint venture Contract; (iii) any Contract relating to the development, ownership, licensing or use of any Intellectual Property used in the conduct of the Business; (iv) any Contract related to Indebtedness; (v) any Contract containing a covenant not to compete that impairs the ability of the Company to freely conduct the Business as such business is conducted on the Closing Date in any geographic area or any line of business; (vi) any Contract that is not of an arm's length nature or was not entered into in the Ordinary Course of Business providing for payments to or from the Company; 198S198o.4 01 4-4655-07 27 I 1 1 /EU ROPE lY(

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 92 (vii) any power of attorney that is currently effective and outstanding except for any such thåt have been entered into in the Ordinary Course of Business or that is in place by way of general authority to an employee of the Company; (viii) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; (ix) equipment leases, rental or hire agreements, hire purchase agreements, conditional rul" ot credit sale agreements or agreements for payment on deferred terms or by way of periodical payment; (x) each amendment, supplement, and modification (whether oral or written) in respect of any Contract of the rype described in subsections (i) through (vii) of this Section 4.r.ro(a); and (xi) any outstanding binding commitment to enter into any Contract of the type described in subsections (i) through (viii) of this Section 4.r.ro(a)' (b) No Breach. The Seller has made available to the Buyer a correct and complete copy of each written Material Contract (including all amendments thereto) and a summary of the material terms of each oral Material Contract. Each Material Contract is in full force and effect and is a valid and binding obligation of the Company and, to the Seller's Knowledge, the other parties thereto, and neither the Seller nor the Company has received written or, to the Seller's Knowledge, oral notice from any parfy to a Material Contract that such party intends either to materially adversely modiff, cancel or terminate such Material Contract. The Company is not, nor, to the Seller's Knowledge, is any other applicable party, in material breach or default under any such Contract, except foi any breaches, defaults, terminations, modifications or accelerations which have been cured or waived and no Material Contract is the subject of any material dispute or claim and, to the Seller's Knowiedge, there are no facts, matters or circumstances which could give rise to any material dispute or claim. (c) Products. Except as included in the Disclosure Letter, the company has not manufactured, sold or supplied products or services which are or were or will become in any material respect faulty or defective or which do not comply in any material respect wiih any warranties or representations made by or on behalf of the Company or with all applicable Laws, regulations, standards and requirements. (d) Suppliers. Except as included in the Disclosure Letter, during the rz months preceding the åate of Closing, none of the top 10 suppliers of the Company by value of all purchases made by the Company during such period has ceased to deal with the Company or has 1385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE (K

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 33 indicated in writing an intention to cease to deal with, or change the terms pursuant to which it supplies, the Company, either in whole or in part. (e) Customers. During the rz months preceding the date of Closing, no top ro customer of the Company by value of all sales made by the Company during such period has ceased to deal with the Company or has indicated in writing an intention to cease to deal with the Company, either in whole or in Part' (0 IT Agreements. Subject to the Transition Services Agreement, all IT Agreements are: (i) sufficient in scope for the past and future requirements of the Company; (ii) valid and binding and are in full force and effect; (iii) not determinable by virtue of the Seller having entered into this Agreement; (iv) not and have not been subject to any breach or act or omission by the Seller or the Company which would enable any IT Agreement to be terminated or which in any way constitutes a breach of any of the terms of any IT Agreement; and (v) not and have not been subject to any breach, claim or dispute. For the purpose of this Section 4.r.ro(fl, "IT Agreement" means any licenses, sub licenses, agreements, authorization and permissions whether express or implied, oral or in writing, relating to the use, enjoyment and/or exploitation of an IT system, including leasing, hire, purchase, maintenance, website hosting, data hosting, software hosting, software as a serwice, outsourcing, security, disaster recovery and services' 4.t.tt Litigation: Orders. Except as set forth in the Disclosure Letter, there are no actions, suits, arbitrations, audits, hearings or other litigation (whether civil, criminal, or administrative) ("Proceedings") pending before any Governmental Authority or arbitrator (or settled by the Company within itre pasi three (3) years) or, to the Seller's Knowledge, threatened against the Company, the Company's assets or Properties or any of its directors, officers, employees or agents (in their as such), or seeking to prevent, hinder or delay the transactions contemplated by thii"upuåiti". Agreement, at law or in equity, (ii) neither the Company nor its assets and Properties is subject to any material Order, and (iii) to the Seller's Knowledge, there are no investigations pending or threatened against the Company involving any Governmental Authority. 4.r.t2 Employees : Employment Matters. 1385198o.4 01 4-4655-07 27 I 1 1 /EUROPE tw

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 34 (a) As of the date hereof, no member of the Company's executive committee has given or received notice terminating his/her employment or office and no such executive committee member will be entitled to give notice as a result of this Agreement. No such notice is reasonably expected or threatened. (b) The salaries and other benefits of all employees and workers have been fully and properly paid up to the Closing Date and there are no sums owing to any such persons other than ihe reimbursement of expenses, wages, benefits and other remuneration payable in the current pay period and holiday pay payable for the current year' (c) Except as set forth in the Disclosure Letter, during the three (3) year period ending on the Closing Date: (A) there has not been (and to the Seller's Knowledge, is not now threatened) any strike, lockout, picketing, handbilling, primary or secondary boycott, work stoppage or slowdown, labor dispute, or similar labor activity, involving the Companyf iB) no employees of the Company have been represented by a labor union or labor organization with respect to their employment by the Company; (C) the Company has not b""tt u party to or negotiated any collective bargaining agreement, labor contract, or other written or oral agreement or understanding with any labor union or labor organization; (D) since January t,2ot6, the Company has not engaged in any unfair labor practice, and no claim has been filed with any court, tribunal or Governmentil authority alleging that the Company has violated any Law related to employment or termination of employment, employment policies or practices, terms and of employment, compensation, pensions, labor or employee relations, equal employment"onditiottr opportunity, and fair employment practices, whistle-blowing, retaliation, or safety or health ("Employment Laws") nor, to the Seller's Knowledge, is any now"*ploy"" threatened; and (E) the Company has not received any written notice that any Governmental Authority or body responsible for the enforcement of any Ernployment Law sought or intended to conduct any inspection, investigation, audit, or compliance review pårtuitrittg to any employees of the Company or the Company Benefit Plans. (d) All Persons employed by the Company are employed such that the Company may terminate their employment by serving notice in accordance with Employment Laws. (e) Except as set forth in the Disclosure Letter, the Company has complied in all material respects with all contracts of employment and applicable Emplol'rnent Laws, including buf not limited to any provisions thereof relating to wages, pensions, hours, withholding, immigration, termination pay, vacation pay, record keeping, fringe benefits' collective bargaining and all Taxes, insurance and all other costs and expenses applicable thereto, and the Company is not liable for any arrearage, or any Taxes, costs or penalties for failure to comply with any of the foregoing. r385198o.4 01 4-4655-0727 I 1 1 /EUROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 35 (0 To the Seller's Knowledge, the Company has no obligation or liability to provide Pension Benefits, or to contribute or provide access to any arrangement which provides Pension Benefits, other than under the Pension Scheme' (g) To the Seller's Knowledge, all benefits (other than lump sum benefits on death in service) payable under the Pension Scheme are money purchase benefits (as defined in sections r8r and r8rB of the Pension Schemes Act 1993). (h) In relation to any employee whose contract of employment transferred to the Company from another employer in circumstances where TUPE applied, the Company has no obligation to provide an early retirement benefit as a result of the operation of TUPE. 4.t.r3 Licenses. Permits and Approvals. (a) The Disclosure Letter lists all material licenses, authorizations, franchises, certificates, granted or given by or under the authority of any ^Gorr".n-.ttaiÅuthoritypermits and approvals issued, or pursuant to any Law (collectively, the "Permits") to which the Company or the Business is subject, which constitute the only necessary Permits for the conduct of the Business as currently conducted. The Company is, and at all times since January t, zot6 has been, in material compliance with the terms of each such Permit. (b) Except as set forth in the Disclosure Letter, all applications required by Governmental Auth-orities to have been filed at any time since January r, 2cl6 on behalf of the Company for the renewal of Permits have been timely filed with the appropriate Governmental Authorities. a.t.ra Competition (a) To the Seller's Knowledge, neither the Company, nor any of its Subsidiaries, is or has been engaged in any agreement, arrangement, practices or conduct which would amount to a material infringement of Competition Law in any jurisdiction in which the Company or its Subsidiaries conduct business and none oftheir respective directors, officers or employees is or has been engaged in any activity which would be an offence or infringement under any Competition Law. (b) To the Seller's Knowledge, neither the Company nor any of its Subsidiaries, nor any of their oftheir respective directors, officers or employees, is the subject ofany investigation, inquiry or proceedings by any government body, agency or authority, or court in connection with any actual or alleged infringement of Competition Law in any jurisdiction in which the Company or any of its Subsidiaries conducts business. r38sr98o.4 01 4-4655-07 27 I I 1 /EUROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 36 (c) To the Seller's Knowledge, no such investigation, inquiry or proceedings mentioned in paragraph z have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings. (d) To the Seller's Knowledge, neither the Company nor any of its Subsidiaries is affected by any existing or pending decisions, judgments, orders or rulings of any government body, agency or authority, or court responsible for enforcing Competition Law in any jurisdiction, and have not given to such bodies any undertakings or commitments that affect the conduct of the business of the Company and its Subsidiaries. (e) To the Seller's Knowledge, neither the Company nor any of its Subsidiaries is in receipt of any payment, guarantee, financial assistance or other aid from the government or any statå body which was not, but should have been, notified to the European Commission under Article ro8 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the common market. 4.r.r5 Insurance. (a) The Disclosure Letter lists and briefly describes each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond ånd surety arrangements and self-insurance arrangements) maintained by the Company or otherwise covering the Company or its Properties and assets. AIl such insurance policies are in full force and effect, and all premiums that are due and payable on such policies have been paid or accrued in the Financial Statements. (b) Except as set forth in the Disclosure Letter, (i) such policies are sufficient for compliance in all material respects with all Laws appli-abte to the Company and the Business and with requirements to maintain insurance contained in Materiai Contracts to which the Company is a party; (ii) such policies do not provide for any retrospective premium adjustment or other experlence-based liability on the part of the Company; neither the Seller nor the Company has received (A) any material refusal of coverage or any material notice that ; defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other written indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder; and (c) the Company has given notice to the insurer of all claims of which it is actually aware that may be insured thereby. 1ggSi98o.4 01 4-4655-07 27 I 1 1 /EUROPE N

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 97 a.r.t6 EnvironmentalMatters. Except as set forth in the Disclosure Letter, (a) the Company is and has been in compliance with all applicable Environmental Laws. (b) The Company holds and is in compliance with all Permits required under applicable Environmental Laws ("Environmental Permits") or necessary to carry on the Business as now conducted. All such Environmental Permits are in full force and effect any necessary renewal applications have been timely filed. (c) There are no Environmental Claims in progress, pending or, to the Seller's Knowledge, threatened against the Company and the Seller is unaware of any circumstances that may give rise to any Environmental Claims. (d) There has been no release or deposit of Hazardous Materials at, on, in, under or from any of the Properties or any other land which could give rise to liability under applicable Environmental Laws or an Environmental Claim against the Company. (e) Neither the Seller nor the Company has received notice or correspondence from any Governmental Authority or any other person regarding any actual or alleged violation of applicable Environmental Laws or Environmental Permits or regarding Environmental CIaims. (0 To the Seller's Knowledge no portion of the Properties is or has been used as a landfill or for the disposal of Hazardous Materials and no underground storage tanks are or have been present on the Properties. (S) The Warranties in this Section 4.r.16 are the sole and exclusive Warranties of the Seller concerning any environmental, health, or safety matters, including matters arising under applicable Environmental Laws or relating to any Hazardous Material. 4.r.r7 Transactions with Affiliates. Except as set forth in the Disclosure Letter and except for normal advances to employees in the Ordinary Course of Business and payment of compensation for employment to employees in the Ordinary Course of Business, the Company has not purchased, acquired or leased any property or serwices from, or sold, transferred or leased any properly or services to, or loaned or advanced money to, or borrowed any money from or entered into or been subject to any management, consulting or similar agreement with, any officer, director, shareholder or Affiliate of the Company. r385r98o.4 01 4-4655-07 27 I 1 I /EU ROPE /v<

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 38 4.1.18 Compliance with Laws. Except as set forth in the Disclosure Letter, the Company has complied in all material respects with all applicable Laws and Orders, and neither the Seller nor the Company has received any written or, to the Seller's Knowledge, oral notice from any Governmental Authority alleging any violation or breach of, or failure to be in compliance with, any applicable Law in any material respect that has not been cured or waived. All material reports, filings and returns required to be filed by or on behalf of the Company with any Governmental Authority have been filed. It is understood and agreed that this Section a.r.18 shall not apply to matters related to Tax, employee matters, compliance with Environmental Laws, or compliance with the Food Laws, which shall be governed exclusively by Section 4.r.2, Section 4.r.rz, Section a.r.16 and Section 4.r.zo, respectively. 4.7.19 Bank Accounts: Powers of Attorney The Disclosure Letter sets forth a list of all of Company's bank accounts (including account numbers and lists of authorized signatories). There are no outstanding powers of attorney for any bank accounts executed by or on behalf ofthe Company, except as set forth in the Disclosure Letter. 4.t.2o Products/Regulatory. Each product of the Company (including any product in finished goods inventory) that is manufactured, slaughtered, dressed, cut, produced, mechanically separated, processed, packaged, labeled, marketed, sold and/or distributed by the Company is manufactured, slaughtered, dressed, cut, produced, mechanically separated, processed, packaged, labeled, marketed, sold and/or distributed in compliance in all material respects with all applicable requirements under the Food Laws and to the Seller's Knowledge, there are no circumstances or facts which might require notification to the competent authorities, withdrawal of a product from the supply chain, recall of any products supplied to customers and/ or prosecution ofthe Company or any of its officers in respect of any offence or alleged offence under the Food Laws. The Company has not at any time within the three (g) year period prior to Closing, been subject to any material adverse inspection, finding of deficiency, finding of non-compliance, complaint, regulatory or warning letter, investigation or other compliance or enforcement action, from or by any Governmental Authority related to the Food Laws. During the three (g) year period prior to Closing, the Company has not received any written or, to the Seller's Knowledge, oral notification from any Governmental Authority alleging that any product of the Company (including any product in finished goods inventory) manufactured or sold during such period was or is adulterated, contaminated or misbranded or otherwise not compliant with Food Laws and no proceedings have been started, are, to the Seller's Knowledge, pending, or have, to the Seller's Knowledge, been threatened against the Company 1385198o.4 01 4-4655-07 27 I 1 1/EUROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 39 in which it is claimed that any product of the Company is defective, has caused injury to any person, or in respect of any offence or alleged offence under the Food Laws. Each of the properties operated by the Company as a meat establishment are approved by the Food Standårdi agency-or the local authority within the meaning of and to the extent required by applicable Food Laws and any other property operated by the Company for the purposes of fåod åperations but other than as a meat establishment, is registered with the relevant local authority for the food operation activities carried out at each such property. The Seller has provided to the Food Standards Agency confirmation that the Company and its establishments should be included on the list of establishments for approval by the EU to export products of animal origin in the event that the United Kingdom leaves the EU without a d"ål und, in connection with such notification, has also provided details of the product(s) and volume of material exported to the EU by the Business over the preceding re months and the number of consignments dispatched to the EU, together with confirmation of the product(s) and volume of material produced in the preceding rz months which is not exported, as requested by the Food Standards Agency in its letter to producers of zB November zor8. Kingdom leaves the EU 4.2 The Company has made preparations for an event where the United without u a"i. Notwithstanding anything to the contrary in this Agreement, the Seller makes no warranties in respect of the existence, amount or usability of the Tax attributes of the Company for Tax periods (or portions thereof) beginning on or after the Closing Date, including net operating losses, capital loss carry forwards, state or local income Tax credits, foreign Tax credit carry forwards, asset bases, research and development credits, or depråciation periods. The Warranties set forth in Section 4.r.6(n), 4.1.7 constitute the Coirnpany's sole and exclusive Warranties with respect to Taxes. The Warranties set forth in t".,ion.-a.r.-(e), (0, G), 0), (n), (o), (s) and (u) shall be given solely as at the date of this agreement and shall not be repeated on the Closing Date 4.3 Seller's disclosures: to any matter which is 4.3.1 The Warranties given by the Seller under this Agreement are subject fairly disclosed in this Agreement, in the Ancillary Agreements, in the Data Room or in the Disclosure Letter in each case in sufficient detail to enable the Buyer to make a reasonable assessment of the nature and scope of that matter; paragraph shall be to the sections or 4.3.2 References in the Disclosure Letter to section or numbers paragraphs in this Agreement to which the disclosure is most likely to relate. Such references å." gin"t for con enience only and do not limit the effect of any of the disclosures, all of which are made against the Warranties given by the Seller as a whole. 1385198o.4 01 4-4655-07 27 I I 1 /EU ROPE rK

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 40 4.3.3 From time to time following execution of this Agreement, but in no event later than z weeks following the date hereof, the Seller may supplement or otherwise update the Disclosure Letter with respect to any event, circumstance or change arising after the date hereof, if the items or matters added, deleted or modified in the Disclosure Letter: (a) would not reasonably be expected to, individually or in the aggregate, materially and adversely impact the Business and will not materially and adversely affect Seller's ability to consummate the transactions and perform its obligations contemplated herein; or (b) occurred in the Business's Ordinary Course of Business. 4.3.4 The Disclosure Letter as so updated shall become the Disclosure Letter for all purposes of this Agreement. 5 Warranties of the Seller 5.1" Subject to Section a.3, the Seller warrants to the Buyer that at and as of the date of this Agreement and at and as of the Closing Date: 5.1.1 Orsanization and Power. The Seller is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation or formation and has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. 5.t.2 Authorization: Valid and Binding Agreements. (a) The execution, delivery and performance by Seller or a company within the Seller's Group of this Agreement and the Ancillary Agreements to which Seller or a company within the Seller's Group is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other such proceedings on its part are necessary to authorize its execution, delivery or performance of this Agreement and the Ancillary Agreements to which Seller or a company within the Seller's Group is a party. (b) This Agreement and the AncillaryAgreements to which Seller or a company within the Seller's Group is a party have been duly executed and delivered by the Seller or a company within the Seller's Group, and assuming the due authorization, execution and delivery by the other Parties and Persons hereto and thereto, constitute legal, valid and binding obligations of the Seller or a company within the Seller's Group, enforceable against Seller or a company within the Seller's Group in accordance with their terms, 1385198o.4 014-4655-0727 l1 1 /EUROPE /w

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 41 except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity effecting the availability of specific performance and other equitable remedies. 5.1.3 Noncontravention. The execution and the delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby will not (a) violate or conflict with any Law applicable to the Seller, (b) violate or conflicl in any way with any Order to which the Seller is subject or any provision of the Seller's certificate of formation or operating agreement, or (c) result in a material breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any partythe right to accelerate, terminate or cancel, or require any notice, consent or approval under, any lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money or other material agreement or instrument to which the Seller is a party or by which it is bound. 5.7.4 Ownership. The Seller is the sole legal and beneficial owner of all of the Shares. On the Closing Date, the Seller shall transfer to the Buyer good title to the Shares, free and clear of all Encumbrances and other restrictions and limitations of any kind. 5.1.5 Broker's Fees. Except as set forth on Schedule s.S, neither the Seller nor any member of the Group has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the iransactions contemplated by this Agreement for which the Buyer could become liable or otherwise obligated. 5.1.6 Legal Proceedings. There is no material Proceeding pending, or, to Seller's Knowledge, threatened, by or before any Governmental Authority, in each case against or involving Seller or its business, Pråperties or assets that would reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to be consummated by Seller. Seller is not subject to any material Order that would affect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to be consummated by Seller. r385r98o.4 01 4-4655-07 27 I I 1 /EUROPE /w

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 42 tr,.l.'7 SoleWarranties. The Seller shail not be deemed to have made to the Buyer any warranty other than as expressly made in Article 4 or this Article s or in the Ancillary Agreements and the Buyer cannot rely on any implied warranties, representations, assumptions etc. 6 Warranties of the BuYer 6.t The Buyer warrants to the Seller that at and as of the date of this Agreement and at and as of the Closing Date: 6.r.r Organization and Power. The Buyer is a corporation duly incorporated and validly existing under the laws of England and Wåles, witn fuil corporate power and authority to enter into this Agreement and the Ancillary Agreements and perform its obligations hereunder and thereunder. 6.t.2 Authorization: Valid and Binding Agreements. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer and the of the transactions contemplated hereby and thereby have been duly and validly"otrru--ition authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements have been duly executed and delivered by the Buyer anå assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute legal, valid and binding obligations ofthe Buyer, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity effecting the availability of specific performance and other equitable remedies. 6.r.3 Noncontravention: Consents. (a) The execution and the delivery of this Agreement and the Ancillary Agreements by the Buyer, and the consummation of the transactions contemplated hereby and thereby will .roi (A) violate or conflict in any material way with any statute, regulation, law, rule, ordinance or common law doctrine applicable to the Buyer, (B) violate or conflict in any way with any judgment, order, decree, stipulation, injunction, charge or other restriction of åny government, governmental agency or court to which the Buyer is subject or-any provisiån of the Buyer's articles of association, or (C) result in a material breach of, åonstitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any parry the right to accelerate, terminate or cancel, or require any notice, consent or approval under, any lease, sublease, license, sublicense, franchise, 1385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE tw

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 43 permit, indenture, agreement for borrowed money or other material agreement or instrument to which the Buyer is a party or by which it is bound. (b) Except as set out in Section 2.6, the Buyer is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance by it of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, and no consent, approval or authorization of any governmental or regulatory authority or any other parly or Person is required to be obtained by the Buyer in connection with its execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. 6.r.4 Litieation. There are no Proceedings pending or, to the Buyer's Knowledge, overtly threatened against or affecting the Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect the Buyer's performance under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. 6.r.5 Financing. The Buyer shall have at Closing, sufficient cash and committed credit facilities to pay the full consideration payable to the Seller, to make all other necessary payments by it in connection with transactions contemplated in this Agreement and to pay all of the Buyer's related fees and expenses. 6.t.6 Solvency. The Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the warranties of the Seller contained in this Agreement are true and correct in all material respects, at and immediately after Closing, and after giving effect to the other transactions contemplated hereby, the Company and the Buyer (i) will be solvent (in that both the fair value of their assets will not be less than the sum of their debts and that the present fair saleable value of their assets will not be less than the amount required to pay the probable liability on their debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in their businesses; and (iii) will not have incurred and does not plan to incur debts beyond their abilities to pay as they become absolute and matured. 1385198o.4 014-4655-07 27 I 11 /EUROPE M

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 44 7 Pre-Closing Covenants 7.r Conduct of the Business. expressly 7.r.r Conduct ofBusiness. From the date hereofuntil the Closing Date, except as contemplated by this Agreement and Ancillary Agreements or as may be required by applicable Law, the Company shall conduct the Business in the Ordinary Course of Business anå substantially in the same manner as previously conducted, unless the Buyer shall have consented in writing, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Company is permitted to settle any intercompany accounts payable or receiiable prioi to Closing. Without limiting the generality of the first sentence of this Section z.r.r, the Seller will (uniess the Buyer shall consent in writing): (i) cause the Company to preserve and maintain ali of its Permits; (ii) cause the Company to maintain the Properties and assets owned, operated or used by the Company in a materially similar condition as they were on the date of this Agreement, subject to reasonable wear and tear; (iii) cause the Company to continue in full force and effect without modification all insurance policies of the bompany as of the date of this Agreement, except as required by applicable law; (iv) cause the Company to perform, in all material respects, its obligations under all Contracts relating to or affecting its assets or Business; (v) cause the Company to comply and perform, in all material respects its obligations in respect of the ProPerties; (vi) cause the Company to maintain its books and records in accordance with past practice; (vii) use commercially reasonable efforts to preserve the current business organization of the Company, (viii) not take any action that is solely or primarily intended to harm any relationships between the Company, on the one hand, and its officers, key employees, Top Company Customers, Top Company Suppliers and landlords of Leased Real Property, on the other hand; and (ix) not make or change any Tax accounting method (unless required by Law), intentionally surrender any right to claim a refund of Taxes (other than by allowing a stattrte of limitations to lapse in a situation where no specific refund has been identified), or r385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE (v(

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 45 consent to any extension or waiver of the limitation period applicable to any Tax claim or the payment of any Tax. permitted under 7.r.2 Prohibited Actions. From the date hereof until the Closing Date, to the extent applicable Competition Law and except as otherwise provided for by this Agreement or cånsented to in writing by the Buyer in its reasonable discretion, neither the Seller nor the Company shall permit or take any action that would cause any of the changes, events or conditions described in Section a.r.6 to occur' 7.2 Access to Books and Records. From the date hereof until the Closing Date and subject to Section 8.3 hereof, the Company shall provide the Buyer and its authorized representatives ("Buyer's Representatives") with access during the Company's normal business hours and upon at least forty-eight (+B) hours prior notice to the offices, Properties (however, no environmental studies may be performed without the prior written consent of the Seller), senior management, books and iecords of the Company in order for the Buyer to have the opportunity to make such provided, investigation as it shall reasonably desire to make of the affairs of the Company; , howevår, that the activities of the Buyer and the Buyer's Representatives shall be conducted in a manner as not to interfere unreasonably with the operation of the Business of the Company. The Parties acknowledge that they remain bound by the ConfidentialityAgreement, dated 3o April zotg (the "Confidentiality Agreement"). Notwithstanding anything to the contrary contained in this Agreement, Seller and the Company shall not be required to provide any information or access that the Company reasonably believes could violate applicable law, including Competition Law, data protection laws, or the terms of any confidentiality agreement, or cause forfeiture of attorney/client privilege. 7.9 Conditions. The Seller shall use reasonable best efforts to cause the conditions set forth in Section 3.r to be satisfied and to consummate the transactions contemplated herein. The Buyer shall use reasonable best efforts to cause the conditions set forth in Section 3.2 to be satisfied and to consummate the transactions contemplated herein. 7.4 Notification. From the date hereof until the Closing Date, the Seller shall give written notice to the Buyer of any event or development causing any material variances from the warranties contained in Section a and Section S, as applicable, promptly upon discovery thereof. Except as set out in Section 4.g.s. such disclosures shall be for informational purposes only and shall not be deemed to have amended or supplemented the Disclosure Letter, or to have qualified the warranties contained in Section a and Section s, or to have cured any misrepresentation or r385r98o.4 01 4-4655-07 27 I 1 1 /EU ROPE ry

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 46 breach of warranty that otherwise might have existed hereunder by reason of the development for any purpose whatsoever. T.S Publicity. From and after the date hereof, including after the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any Party or the Company without the prior written consent of the other Parry (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any securities exchange, in which case the Party required to make the release or announcement shall allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the Parties may make internal announcements to their respective employees and investor groups that are consistent with the Parties' prior public disclosures regarding the transactions contemplated hereby. 7.6 Government Approvals and Consents Closing is conditional upon satisfaction or waiver of the following conditions precedent (the "Competition Conditions" and each a "Competition Condition"): 7.6.r Æl obligatory and suspensory (pre-)notifications and filings with the Competition Authorities in connection with the transaction contemplated hereunder (the "Merger Clearance Filings") having been made and each such Competition Authority, to the extent required before Completion, shall have either: (a) given the approvals, consents or clearances required under relevant applicable Competition Law for the completion of the transaction contemplated hereunder; (b) rendered a decision that no approval, consent or clearance is required under relevant applicable Competition Law for completion of the transaction contemplated hereunder; (c) failed to render a decision within the applicable waiting period under relevant Competition Law applicable and such failure is considered under such Competition Law to be a grant of all requisite approvals, consents or clearances under such Competition Law; or (d) referred the transaction contemplated hereunder or any part thereof to another competition authority in accordance with relevant applicable Competition Law and that one of the requirements listed in items (a) through (c) above has been fulfilled in respect of such other competition authority; r.g8sr98o.4 01 4-4655-07 27 I 1 1/EUROPE tw

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED PaEe 47 7.6.2 The CMA: (a) on the date on which all other conditions to Closing in Section 3 have been satisfied (or waived, if capable of being waived), not having commenced an investigation in relation to the transaction contemplated hereunder or any matters arising therefrom pursuant to Party part 3 EA zooz ("Review") and not having made any communication to either indicating that the CMA is considering commencing a Review; or o) the CMA confirming in terms satisfactory to the Buyer that, following consideration of the transaction contemplated hereunder or any matters arising therefrom by the CMA's mergers intelligence committee, the CMA has no further questions and is not minded to commence a Review; or (c) indicating to the Buyer that the CMA has unconditionally decided not to refer the transaction contemplated hereunder, or any part ofit, under section 33 EA (,.Unconditional Phase r Clearance Decision") and the period for an application ior a judicial review of the Unconditional Phase r Clearance Decision having expired without any such application being made; or (d) indicating to the Buyer that it accepts undertakings in lieu offered by the Buyer in accordance with sections 73 and 73A EA zooz ("Conditional Phase t Clearance Decision") and the period for an application for a judicial review of the Conditional phase r Clearance Decision having expired without any such application being made; or (e) having failed to decide, within the period provided for under sections g4ZA, g4ZB and g4ZC-EAzooz, whether or not the CMA has a duty to refer the transaction contemplated hereunder for an investigation by a CMA Phase z inquiry group under sections 38 and 4r EA zooz ("CMA Phase z Investigation") so that section Sg(gxza) EA zooz applies and the period for an application for a judicial review of the CMA's failure to make such decision having also expired without any such application being made; or (0 where the transaction contemplated hereunder or any part of it has been referred for a CMA Phase z Investigation, deciding either: (i) that the transaction contemplated hereunder or the part which is subject to a CMA Phase z Investigation may proceed unconditionally ("Unconditional Phase z Clearance Decision") and the period for an application for a judicial review of the Unconditional Phase z Clearance Decision having expired without any such application being made; or (ii) to accept undertakings pursuant to section Bz EA or to make an order(s) pursuant to sectibn 8+ EA ("Phase z Remedies") ("Phase z Remedies Decision"), on 1385i98o.4 01 4 -4655-07 27 I I 1 /EU ROPE ry

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 48 terms satisfactory to the Buyer in its discretion, and, in either event, the period for an application for a judicial review of the Phase z Remedies Decision having expired without any such application being made. 7.6.g The Buyer shall use reasonable endeavors to ensure the satisfaction of clause 7.6. For the avoidance of doubt, nothing in this Agreement shall be construed as requiring the Buyer to submit or otherwise offer to a Competition Authority and/or the CMA any remedy, commitment or undertaking in lieu, or to Close the transaction in circumstances where any Competition Authority has decided to impose any remedy or commitment, which shall be at the Buyer's sole discretion. 7.6.4 The Buyer shall, as promptly as reasonably possible after the date hereof, submit any initial filing or submission to be made with any Competition Authority. 7.6.s The Buyer shall submit any Submissions, notification(s), responses to enquiries or supporting evidence required to satisfy any investigation by a Competition Authority and/or the CMA and shall: (a) provide the Seller with a reasonable opportunity to comment on drafts of any notifications, submissions or other material documentation prior to its submission to a Competition Authority and/or the CMA (it being acknowledged that certain such drafts and/or documents may be shared on a confidential outside Counsel to Counsel basis only) and to take account of any reasonable comments received from the Seller within a reasonable time; (b) respond as soon as reasonably practicable to all inquiries received from a Competition Authority and/or the CMA for additional information or documentation and to supplement such submissions or filings as reasonably requested by a Competition Authority and/or the CMA; and (c) make the Seller aware of any meetings with a Competition Authority and/or the CMA, and, subject to any requirements to protect confidential information or any CMA requirements, allow one or more representati'i'es of the Seller to attend such meetings 7.6.6 The Seller shall, to the extent permitted by law, co-operate with the Buyer in good faith and use all reasonable endeavours to assist the Buyer in any Competition Authority and/or CMA investigation (subject to appropriate protection in respect ofconfidential information) as follows: (a) the provision of information, the communication of documents and the submission of arguments in good time for the purpose of making any submissions, notifications, filings to or other communication with a Competition Authority and/or the CMA; r385r98o.4 01 4 -4655-07 27 I 1'1 /EU ROPE IK

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 49 (b) assistance with any preparatory steps in advance of initiating any discussions with or responding to any requests from a Competition Authority and/or the CMA; (c) keeping the Buyer fully informed of any material written or oral contact that the Seller -uy hu-u" with a Competition Authority and/or the CMA in connection with such Competition Authority and/or the CMA investigation and notify the Buyer in advance of any submission, response or other communication which the Seller proposes to make or su|mit to a Competition Authority and/or the CMA and take due consideration of any comments which the Buyer may have in relation to any such notification, submission, communication or response to a request for information prior to making the relevant notification, submission or response' 8 Covenants ofthe BuYer B.r Access to Books and Records. From and after Closing, the Buyer shall, and shall cause the Company to, provide the Seller and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company with reipect to periods prior to and including the Closing Date in connection with any matter whåther oi not reliting to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by the Seller, the Buyer shall not permit the Company, for a period of seven (7) years following the Closing Date, to destroy, alter or otherwise dispoie of any books and records ofthe Company, or any portions thereof, relating to periods prior to and including the Closing Date without first giving reasonable prior written noii." to the Seller and offering to surrender to the Seller such books and records of such portions thereof. B.z Director and Officer Liability and Indemnification. (a) For a period ofsix (6) years after Closing, to the extent possible, the Buyer shall, and shall cause the Company to, cause the articles of association of the Company to contain provisions no less favorable with respect to the limitation or elimination of liability and indemnification for directors and officers than are set forth therein as of the date of this Agreement. o) prior to Closing, the Seller shall, or shall cause the Company to, obtain a "tail" insurance policy with a claims period of six (6) years from the Closing Date with respect to officer iiuUitity insurance which insurance shall provide coverage for the individuals who were officers and directors of the Company prior to Closing comparable to the policy or policies maintained by the Company immediately prior to the date of this Agreement for r385r98o.4 01 4-46s5-07 27 I 1 1/EUROPE /p(

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 5o the benefit of such individuals. The cost of such "tail" policy shall be paid by the Buyer and, for the avoidance of doubt, shall not be a Transaction Expense. 8.g Contact with Employees, Customers and Suppliers. prior to Closing, the Buyer and the Buyer's Representatives shall contact and communicate with the employees, customers and suppliers of the Company in connection with the transactionJ contemplated hereby only with the prior written consent of the Seller upon conditions acceptable to the Seller in its sole and reasonable discretion. 9 Additional Covenants and Agreements investigation of the Company, 9.r The Buyer acknowledges that it has conducted an independent including by conducting site visits to certain Properties, by having access to information containå in the Data noo- and by having access to the executive management of Danish Crown A/S. The Seller gives no representation or warranty and accepts no liability whatsoever in respect of any mattei which is, or may amount to, an opinion, budget, forecast, estimate, assesJment or projection as to the future operation or profitability of the Group nor does the Seller give utry r"pr"r"ttation or warranty about any opinion, bldget, forecast, estimate, assessment or projection with regard to any information provided to the Buyer. 9.2 Voting and control ofthe Shares such time as the transfers of 9.2.1 The Seller undertakes that, immediately following Closing until the Shares have been registered in the register of members of the Company, the Seller will: (a) hold those Shares registered in his name on trust for and as nominee for the Buyer; and (b) hold all dividends and distributions and exercise all voting rights available in respect of the Shares in accordance with the directions of the Buyer' clause the Seller irrevocably 9.2.2 If the Seller is in breach of the undertakings contained in this authorises the Buyer to appoint some person to execute all instruments or proxies (including consents to short noti"e) or other documents which the Buyer may reasonably require and which may be necessary to enable the Buyer to attend and vote at general meetings or to pass written resolutions of the Company and to do anything necessary to give effect to the rights contained in clause 9.2. sign and execute (and shall use 9.2.3 At any time after Closing, the Seller shall, at its own expense, their reasonable endeavåurs to procure that any necessary third party shall sign and execute) all such documents and do all such acts and things as the Buyer may reasonably require for effectively vesting the legal and beneficial title in the Shares in the Buyer. 1385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE td

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 51 g.B Trademarks 9.3.1 The trademark "Tulip", in any form, including any figurative and word formats, and whether registered or unregistered, is and will remain owned by the Seller or its Affiliates following Closing. As part of the transaction contemplated by this Agreement, the Company and the Seller will enter into the Trademark License Agreement regarding the Company's continued use of the "Tulip" trademark, in the form as set out in Exhibit 9.3.t, which is however subject to finalization of Schedules A ("Trademarks") and B ("List of products within the Licensed Purpose"), to be agreed between the Parties acting reasonably, no later than 14 days after the date of this Agreement. Irrespective of the trademark license given to the Company under the Trademark License Agreement, the Company shall, and the Buyer shall ensure that the Company will, cease using the word "Tulip" or any name which is confusingly similar to the name "Tulip" as part of its company name (including by way of formal registration of a new name) as soon as possible and in any event no later than rz months following the Closing Date. The Buyer shall provide the Seller with sufficient documentation of the change of name within the deadline set out. 9.3.2 With respect to the trademark "DANISH", which is also used by the Company and which is owned by Sr.ineslagteriernes Varemærkeselskab ApS, a company registered under the Laws of Denmark, and of which the Seller owns 92 %o, and which trademark the Seller is a non- exclusive licensee of, the Company and the Seller will enter into a Trademark Sub-License Agreement in the form as set out in Exhibit 9.2 regarding the Company's continued use of the "DANISH" trademark. The Buyer is aware that the Sub-License Agreement and the Company's continued use of the "DANISH" trademark is subject and restricted to the Company's purchase of raw material products from the Seller or its Affiliates and its sale of such products. 9.3.3 The Buyer shall procure that: (a) from Closing, the Company shall cease use of the trademarks "Tulip" and "DANISH" other than as permitted under the Trademark License Agreement and the Trademark Sub-License Agreement; (b) the Company and the Buyer shall not, at any time following Closing, hold itself out as having any current affiliation with any member of the Seller's Group, except that they may make accurate statements in relation to the licenses granted under the Trademark License Agreement and the Trademark Sub-License Agreement. 9.4 Transition Services Agreement The Seller and/or its Affiliates will for a fixed period following Closing be obliged to provide certain IT related services to the Company as well as other services, which have previously r385r98o.4 o14-4655-0727 I1 1 /EUROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 52 been provided by the Seller or its Affiliates to the Company ("Separation Issues Services"). The scope of the Separation Issues Services to be provided to the Company following Closing shall be agreed between the Parties in the period between the date hereof and Closing and shall be governed by and be subject to the terms and conditions of the Transition Services Agreement. 9.5 Supply Agreement The Company and the relevant entity within the Seller's Group will at Closing enter into a Raw Material Supply Agreement regarding sale of UK approved raw material from the Seller or its Affiliates to the Company following Closing in the form as set out in Exhibit 9.5, which is however subject to finalization of Appendix r ("Product Specifications") and Appendix 3 ("Minimum applicable package sizes, lead times etc."), to be agreed between the Parties acting reasonably, no later than 14 days after the date of this Agreement. g.6 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following Closing: (a) Tax Indemnification. From and after Closing, Seller shall be liable for and covenants to pay to the Buyer an amount equal to any liability for: (i) all Taxes (including the non-payment thereofl of the Company for all Pre-Closing Tax Periods (whenever those Taxes are assessed); (ii) all Taxes (including the non-payment thereof) of the Company attributable to a Pre- Closing Straddle Period pursuant to 9.6(c)-hereof (whenever those Taxes are assessed); (iii) all Taxes (including the non-payment thereofl of any Person which are imposed on the Company under secondary liability legislation or for which the Company may otherwise be liable as a result of the Company having been a member of an affiliated, consolidated, combined or unitary or other group with the Seller or any Relevant Person for any Tax purposes prior to Closing (including as a result of the Seller or any Relevant Person failing to pay Tax due to be paid by them at any time); (iv) the payment by the Company of any amounts of the type and for the periods described in clause (i) and (ii) above and (v) below as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person as a result of an agreement, indemnity, covenant, guarantee or charge entered into prior to Closing (excluding for purposes of this clause (iv) pursuant to agreements 1385198o.4 01 4-4655-07 27 I I 1 /E U ROPE /K

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 53 entered into in the Ordinary Course of Business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements); (v) all Taxes or payments in respect of Taxes (including the non-payment thereof) which have arisen or which arise whether before, on or after Closing, in respect of or as a result of any Event occurring on or before Closing; (vi) the value of any Effective Tax Liability; (vii) any liability of the Company to repay in whole or in part any payment received or receivable by the Company (including, but not limited to the GR Receivables), or a liability of the Company to make any payment for the surrender of Group Relief, in each case pursuant to any arrangement or agreement entered into by the Company on or before Closing in respect of a surrender of Group Relief; (viii) all Taxes (including the non-payment thereofl in respect of the Excluded Business and/or all Taxes (including the non-payment thereof) of the Company which arise as a result of or in connection with the transfer of the Excluded Business to the Seller's Group; and (ix) any reasonable costs or expenses properly incurred by the Buyer or the Company: (i) in respect of the matters listed in this Section q.6 for which the Seller is liable; (ii) in connection with any Tax Contest for which the Seller is liable; or (iii) in successfully taking or defending any action under Section a.r.z and this Section q.6. (b) Limits on Indemnification. The Seller shall not be liable under the covenant contained in Section q.6(a) and the Buyer shall have no claim against the Seller under Section 9.6(a) and/or under Section 4.r.2 if, but only to the extent that: (i) provision, allowance or reserve for the liability in question is made or reflected in the Closing Date Statement; (ii) that liability was paid or discharged on or before Closing and the payment or discharge of that liability has been taken into account in the Closing Date Statement; 1385198o.4 01 4 -4655-07 27 I 1'1 /EU ROPE lK

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 54 (iii) the income, profits or gains to which the liability in question is attributable were actually earned or received by or actually accrued to the Company, but were not reflected in the Closing Date Statement (and should have been so reflected) and the income, profits or gains were retained by the Company at Closing; (iv) the liability in question arises as a result of a voluntary act of the Buyer (at any time) or the Company (after Closing and in each case outside the ordinary course of business of the Company) which the Buyer or the Company knew or ought reasonably to have known would give rise to that liability other than any of the following: (a) an act carried out pursuant to a legally binding obligation of the Company entered into on or before Closing (including pursuant to this Agreement); (b) an act which the Company was required to do by any Tax Statutes (whether relating to Tax or otherwise) or pursuant to an obligation imposed by any law or any regulation or requirement having the force of law; (d) any act taking place with the written consent of the Seller or pursuant to this Agreement or any document executed pursuant to this Agreement; or (e) consisting of the lodging of a document for stamping with HMRC (or other equivalent Tax Authority outside the United Kingdom) or the bringing into the United Kingdom of any document executed prior to Completion outside the United Kingdom; (v) the liability in question arises or is increased solely as a result ofthe failure ofthe Buyer to comply with the provisions of Section q'6(d) ,9.6(e), or 9.6(0; (vi) the liability in question arises or is increased as a result of or is attributable to:- (a) the passing or coming into force of, or any change in, any Tax Statute or otherlaw, rule, treaty, regulation or directive; or (b) any increase in the rates of Tax or any imposition of Tax, in each case occurring after Closing; (vii) the liability in question arises or is increased as a result of, or is otherwise attributable to, any changes made after Closing in the accounting policies or practices or any Tax reporting practice or the length of any accounting period for Tax purposes of the Company (except where such change was necessary in order to r385r98o.4 014-4655-0727 l1 1 /EUROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 55 comply with any applicable legal, regulatory, financial reporting, accounting or other requirement in force before Closing); (viii) any Relief other than a Buyer's Relief (a) is available and can be used unrestricted (at no cost to the Buyer or the Company) so as to reduce or eliminate the liability in question; or (b) would have been so available had it not been used after Closing so as to reduce or eliminate a liability for Tax for which the Seller is not liable under this Agreement, and for these purposes it shall be assumed that the Company makes or has made all such claims and elections as are or would be required for the Relief to reduce or eliminate the liability in question; (ix) the liability in question is in respect of any interest and penalties and such interest and penalties are attributable to unreasonable delay by the Buyer or the Company in paying over to any Tax Authority any payment made by the Seller under this Section q.6; (x) the liability in question is in respect of the existence, amount or usability of the Tax attributes of the Company for Tax periods (or portions thereofl beginning on or after the Closing Date, such Tax attributes being net operating losses, capital loss carry forwards, state or local income Tax credits, foreign Tax credit carry forwards, asset bases, research and development credits, or depreciation periods in each case to the extent not taken into account in the Closing Date Statement as assets; (xi) the Buyer has recovered an amount from the Seller under another provision of this Agreement in respect of the same liability; or (xii) the liability has been made good by insurers or otherwise compensated for without cost to the Buyer or the ComPanY. (c) Straddle Period. In the case of any taxable period of the Company that includes (but does not begin or end on) the Closing Date (a "straddle Period"), the portion of Taxes for which the Company is liable in respect of any Straddle Period shall be apportioned between the part of the Straddle Period that begins before the Closing Date and ends on and includeslhe Closing Date (the "Pre-Closing Straddle Period") and the part of the Straddle Period that begins the day after the Closing Date and ends at the end of the Straddle Period. The portion of such Taxes attributable to the Pre-Closing Straddle period shall (i) in the case o{ value-added taxes, employment taxes, withholding taxes 138S198o.4 01 4-4655-07 27 I 1 1 /EU ROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 56 and any other Tax based on or measured by income (inciuding Corporation Taxes), profits, payroll or receipts of the Company shall be determined based on an interim closing ofthe books as ifthe Straddle Period ended on and included the Closing Date; and (ii) in the case of any other Taxes of the Company for a Straddle Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period. (d) Responsibilitv for Filing Tax Returns' (i) The Seller at the Company's expense shall prepare all Corporation Tax Returns for the Company for each Pre-Closing Tax Period that are due (including applicable extensions) after the Closing Date (the "Pre-Closing Tax Returns"). All Pre- Closing Tax Returns shall be prepared in accordance with applicable law and in a manner consistent with the prior practice of the Company (including, without limitation, accounting methods or conventions made or utilized by the Company) to the extent in compliance with applicable law and generally accepted accounting practice. Seller shall present the prepared Pre-Closing Tax Returns to the Company to review and submit to the relevant Tax Authority no later than 3o Business Days prior to the due date for submission and the Buyer shall be entitled to make ieasonable comments on each Pre-Closing Tax Return and to the extent such reasonable comments are accepted by the Seller (the Seller having had a reasonable amount of time to review such comments and the Seller acting reasonably and not unreasonably withholding or delaying such acceptance) the Company shall make revisions to such Pre-Closing Tax Return to reflect such comments prior to filing with the relevant Tax AuthoritY. (ii) Buyer shall prepare and file or cause to be prepared and filed all Tax Returns relåting to the Straddle Period ("straddle Period Return") for the Company. Æl Straddle Period Returns shall be prepared in accordance with the applicable law. Buyer shall permit Seller to review and comment (such comments not to be unreasonably withheld or delayed) on each such Straddle Period Return at least 3o days prior to filing such Straddle Period Return and, insofar as relevant to any amount for which the Seller may be liable under this agreement, shall make such revisions to such Straddle Period Return as are reasonably requested by Seller' (iii) The Buyer shall be under no obligation to procure the authorisation, signing or submission to a Tax Authority of any Pre-Closing Tax Return or Straddle Period Return which it considers in its reasonable opinion to be false, misleading or inaccurate in any way (other than in respect of clerical or other immaterial matters) r385r98o.4 01 4-4655-07 27 I1 1 /EUROPE /K

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page s7 (iv) The Buyer shall procure that the Seller is afforded such access (including the taking of copiås) to the books, accounts and records ofthe Company and such other assisiance as the Seller reasonably requires to enable the Seller to discharge its obligations under this Section. (v) Surrender of Group Relief. The Buyer shall procure that the Company shall as soon as reasonably practicable following the written request of the Seller and to the extent permitied by law make any provisional or final claims to either i) surrender to the Seller or any Affiliate of the Seller (as the Seller may request) any Group Relief eligible for surrender or capable of being surrendered in accordance with any legislation or treaty relating to Tax and/or ii) enter into any Group Relief election so as to transfer gains from the Selier or any Affiliate of the Seller to the Company, in each case in respect of any Pre-Closing Tax Period (provided always that this paragraph shall not apply to a Buyer's Relief). The Buyer shall not be obliged to procure any such claim in respect of the Straddle Period or any period which is not å pre-Closing Tax Period. In consideration for any claim made in respect of Group Relief (and ai a condition of the same), the Seller shall pay (or shall procure that the relevant Affiliate of the Seller pays) to the Company an amount equal to the amount so surrendered, claimed, transferred or reallocated multiplied by the prevailing UK corporation tax rate in respect of the relevant Pre-Closing Tax Period. The Buyer und- S"ll"r shall ensure that the Tax Returns of the Company shall be consistent with such surrenders and/or claims to the extent permitted by law. (vi) Any dispute between the Parties relating to the preparation of Tax Returns pursuant to ihis Section g.6(dXv) shall be resolved by the Reporting Accountants in accordance with the provisions of Section z.a.r. (vii) The Seller shall procure that the Reporting Company allocates to the Company (and not the Subsidiaries), up lo roo%o of any Disallowance attributable to the Seller's Interest Restriction Group, in respect of any Pre-Closing Tax Period and/or the Pre- Closing Straddle Period. (viii) Notwithstanding Section q.6(dxvii) above, if a Disallowance attributable to the Seller's Interest Restriction Group in respect of any Pre-Closing Tax Period and/or the pre-Closing Straddle Period is allocated to or otherwise suffered by the Company (not the Subsidiaries), the Seller shall not be obliged to pay to the purchaser any amount in respect of Taxation attributable to the Disallowance. (e) Tax Proceedings. (i) Buyer shall deliver a written notice to the Seller promptly, but in any event within ten (ro) Business Days, following the commencement of any action or Event with 138S198o.4 0 1 4-4655-07 27 I 1 1 /EU ROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 58 respect to Taxes of the Company for which the Seller may be liable under Section q.6(a) or 4.1.7 ("Tax Contest") and shall describe in reasonable detail (to the extent known by Buyer) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed losses (including Taxes), if any (the "Tax Claim Notice"); provided, however, that the failure or delay to so notify the Seller shall not relieve the Seller of any obligation or liability that the Seller may have to Buyer. (ii) Provided the Seller agrees to indemnifi' the Buyer for its reasonable costs properly incurred, the Buyer shall (A) take such action and give such information and assistance as the Seller or the Seller's professional advisers may reasonably request to resist, appeal or compromise any Tax Contest, (B) keep the Seller informed of all developments and events relating to any Tax Contest (including promptly forwarding copies to the Seller of any related correspondence and shall provide the Seller with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any taxing authority), (C) consult with the Seller in connection with the defense or prosecution of any Tax Contest and not send any correspondence to a Tax Authority in connection with the Tax Contest or settle or otherwise compromise any Tax Contest, without the prior written consent ofthe Seller (such consent not to be unreasonably withheld or delayed), and (D) provide such cooperation and information as the Seller shall reasonably request, and the Seller shall have the right, at its own cost and expense, to participate in and give instructions in relation to the defense of any Tax Contest (inciuding participating in any discussions with the applicable taxing authorities regarding any Tax Contests provided always that such participation shall not be in the name of the Company). (iii) The Company and the Buyer shall not be obliged to comply with any request of the Seller which involves appealing any Tax Contest before any court, tribunal or other appellate body (other than a Tax Authority) unless the Seller obtains (at its cost and expense) the written opinion ofTax counsel of at least five years' call that such contest will, on the balance of probabilities, be successful. (iv) If within twenty one (zr) days of service of the notice under Section q.6(eXi) the Seller fails to notifu the Buyer in writing of its intention to resist the Tax Contest or fails within that period to give the indemnity therein referred to the Buyer shall be free to procure that the Company takes the action as it may in its absolute discretion think fit and without prejudice to its rights and remedies under this section or otherwise. (v) This Section q.6(e) shall not apply if a Tax Authority alleges that the Seller or the Company (before Cornpletion) or anyone connected with them has committed acts 1385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE tw

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED

Page 59

or omissions which constitute or are alleged to constitute fraud or wilful default and the Buyer shall be free to procure that the Company takes the action that it may in its absolute discretion think fit.

(vi) Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 9.6(e) (and not Section 11.4) and neither the Seller or its advisers shall have the right to be delegated conduct of any Tax Contest nor, without the prior written consent of the Buyer, to correspond directly with any Tax Authority in respect of the same.

(f) Cooperation on Tax Matters. Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, investigation, appeal or other Proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the other Party's reasonable request, the provision of records and information that are reasonably relevant to any such audit, investigation, appeal or other Proceeding and making employees available during normal business hours and on a mutually convenient basis to provide additional information, testimony and explanation of any material provided hereunder.

(g) Post Closing Actions. None of Buyer, the Company or any of their respective Affiliates shall amend any previously filed Tax Returns for a Pre Closing Tax Period, initiate discussions or examinations with any Tax Authority regarding Taxes with respect to any Pre Closing Tax Period or make any voluntary disclosures with respect to Taxes for Pre Closing Tax Periods which in each case might reasonably be expected to give rise to a liability of the Seller under Section 9.6 or Section 4.1.7 (disregarding the limit on indemnification at Section 9.6(b)(iv)) without having given prior written notice to the Seller reasonably in advance of taking such action.

(h) Refunds and Overprovisions, etc.

(i) If before the seventh anniversary of Closing the Auditors certify (at the request and expense of the Seller) that there has been an Overprovision then the amount of that Overprovision (the "**Relevant Amount**") shall be dealt with in accordance with paragraph (iii) provided that no account shall be taken of any Overprovision to the extent that it arises as a consequence of the utilisation of any Buyer's Relief or any change in law after Closing or any action taken by the Company after Closing.

(ii) If before the seventh anniversary of Closing the Auditors certify (at the request and expense of the Seller) that any liability for Tax which has resulted in a payment having been made by the Seller under Section 9.6 or Section 4.1.7 has given rise to a Relief for the Company (including any interest received from a Tax Authority, but excluding any Buyer's Relief) which would not otherwise have arisen, then the

13851980.4

014-4655-0727/11/EUROPE

LK

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 6o amount by which a Tax liability of the Company for which the Sellers could not be Iiable under this agreement is reduced as a result of the use of such Relief (less any Corporation Taxes of the Buyer or Company attributable to any refund of Tax, if any; and less any reasonable costs incurred (excluding recoverable VAT) in connection with obtaining such Reliefl (the amount of Tax so saved being a "Relevant Amount") shall be dealt with in accordance with paragraph (iii) (save to the extent that it has already been taken into account in determining the amount of any liability under Section Section q'6 or Section 4'r.2. (iii) Where it is certified under paragraph (i) or (ii) that a Relevant Amount has arisen the Relevant Amount is to be dealt with in accordance with this paragraph (iii): (a) the Relevant Amount shall first be set off against any payment then due from the Seller under Section q.6 and Section a.r.z; (b) to the extent that there is an excess of the Relevant Amount, a refund shall be made to the Seller of any previous payment or payments made by the Seller under Section q.6(a) or Section 4.r.2 and not previously refunded to the Seller up to the amount of anY excess; and (c) to the extent that the excess referred to in paragraph (iiiXb) is not exhausted under that paragraph, the remainder of the excess shall be carried forward and set off against any future payment or payments which become due from the Seller under Section q.6 or Section a.r.z. (iv) Where any certification as is mentioned in paragraph (i) or (ii) has been made, the Seller or the Buyer or the Company may request that the Auditors of the Company review (at the expense ofthe party so requesting) the certification in the light of all relevant circumstances, including any facts which have become known only since the certification, and to certify whether the certification remains correct or whether in the light of those circumstances the amount which was the subject of the certification should be amended. (v) If the Auditors certifii under paragraph (iv) that an amount previously certified should be amended, the amended amount shall be substituted for the purposes of paragraph (iii) as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and the adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Seller or (as the case may be) to the Seller. 1385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE lM

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 6r (i) No party hereto nor any Affiliate thereof shall make an election under Section 336 or Section 338 of the Code or any similar provision of foreign, state or local law in respect of the transactions contemplated by this Agreement. C) Transfer Taxes. All transfer, documentary, sales, use, excise, stamp, registration, filing, recordation valued added, and other similar taxes and fees, that may be imposed or assessed on the Buyer (but not on the Company) as a result ofthe transaction contemplated by this Agreement, together with any interest, additions or penalties with respect thereto (collectively, "Transfer Taxes"), will be paid by Buyer when due. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under applicable law for filing such Tax Returns. Buyer and Seller shall cooperate in the timely completion and filing of all such Tax Returns. Buyer shall promptly pay all Transfer Taxes for which they are responsible. Any Transfer Taxes resulting from any subsequent increase in the Consideration paid for the Shares under this Agreement shall be borne in accordance with the provisions of this Section q.6(j). (k) VAT. Where under the terms of this Agreement one parfy is liable to indemnify or reimburse another party in respect of costs, charges or expenses, the payment shall exclude an amount equal to any VAT thereon recoverable by the other party or the representative member of any VAT group of which it forms part. 0) Any payments under this Agreement made after Closing, including, without limitation, any payments under Section 2.4, this Section q.6 or Section rr.z, shall, to the extent permitted under applicable law, be treated by all Parties for all Tax purposes as an adjustment to the Consideration paid for the Shares insofar as is permissible by law. (m) Æl payments made under this agreement (other than a payment of consideration for the purchase of the Shares or the procurement of any repayment of debt pursuant to section z) made by one parry (the "Payor") to another parry (the "Payee") shall be made on an after Tax basis and if any payment (other than a payment for interest) is subject to any deduction or withholding and/or is subject to Tax in the hands of the Payee the Payor shall pay to the Payee such additional amount as shall ensure that the Payee receives the same amount which it would have received had there been no Tax charge (whether by way of deduction, withholding or otherwise). (n) Where a payment is made by the Payor and such payment is subject to a deduction or withholding for or on account of Tax, the Payee shall take such measures as are reasonable to claim from the appropriate Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been or would otherwise be required to be made. If the Payee obtains a 1385198o.4 01 4-4655-07 27 I 1 1/EUROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED PaEe 62 refund of or obtains and utilises a credit for any Tax payable by it or similar benefit by reason of any deduction or withholding for or on account of Tax then it shall reimburse to the Payor such part of such additional amounts paid to it as will leave it (after such reimbursement) in no better and no worse position than it would have been arisen if the Payor had not been required to make such deduction or withholding. requested by any 9.7 Additional Documents and Instruments. From time to time, as and when Party hereto and at such Party's expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. 9.8 Parent Company Guarantees. guarantees the 9.8.1 By its signature hereto, Danish Crown hereby unconditionally and irrevocably due andlimely performance by Seller of all its obligations under or arising out of or in connection with this Agreement. irrevocably 9.8.2 By its signature hereto, Pilgrims Pride Corporation hereby unconditionally and guarantåes the due and timely performance by the Buyer of all its obligations under or arising out of or in connection with this Agreement. 1<r Termination 1o.1 Termination. This Agreement may be terminated at any time prior to Closing: (a) by the mutual written consent of the Buyer and the Seller; (b) by the Buyer, if there has been a violation or breach by the Seller of any covenant or warranty contained in this Agreement which has had a Material Adverse Effect and such violation or breach has not been waived by the Buyer or, in the case of a covenant breach, cured by the Company or the Seller (as the case may be) within fifteen (r5) days after written notice thereof from the Buyer; (c) by the Seller, ifthere has been a violation or breach by the Buyer ofany covenant or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller at Closing and such violation or breach has not been waived by the Seller or, with respect to a covenant breach, cured by the Buyer within fifteen (t5) days after written notice thereof by the Seller; or 1385198o.4 01 4-4655-07 27 I 1 1 /EUROPE M

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 63 (d) by either the Buyer or the Seller if the transactions contemplated hereby have not been consummated 3o June zozo provided that neither the Buyer nor the Seller shall be entitled to terminate this Agreement pursuant to this Section ro.r(d) if such Person's (or the Company's or the Seller's) knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby and provided further that the Buyer shall not be entitled to terminate this Agreement pursuant to this Section ro.r(d) if it is then in breach of the warranty contained in Section 6.r.5. 70.2 Effect of Termination. In the event of termination of this Agreement by either the Buyer or the Seller as provided in Section ro.r, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section ro.z and Section rz.z, Section 12.8, Section rz.q, Section rz.ro, Section rz.rr, Section rz.rz and Section rz.rt and the Confidentiality Agreement, which shall each survive the termination of this Agreement), and there shall be no liability on the part of any of the Buyer or the Seller to one another, except for knowing or wilful breaches of this Agreement prior to the time of such termination. 11 Survival and Indemnifi cation 11.1 Survival. All of the Warranties and covenants of the Seller shall survive Closing until the twelve (rz) month anniversary of the Closing Date (the "standard Survival Period") except for the warranties set forth in Sections a.r.7 and the covenants in Section g.6(a), each of which shall survive until the lh anniversary of the Closing Date and the Fundamental Warranties, which shall survive indefinitely from and after Closing (the "special Survival Periods" and together with the Standard Survival Period, each, a "survival Period") and (iii) any covenants that, by their express terms, survive beyond Closing, which shall survive until performed in accordance with the terms thereof, unless the covenant or agreernent specifies a ierm, in which case such covenant or agreement shall survive for such specified term, (it being specifically agreed, however, that the covenants in Section S.6(a) shall survive until the lh year anniversary ofthe Closing Date). tt.2 Indemnification (a) Indemnification by the Seller. The Seller shall (subject to Section rr.3) paid to the Buyer an amount equal to and indemnify, defend and hold harmless the Buyer from and against the entirety of any Losses suffered by, sustained by or to which the Buyer and/or its Affiliates, and their respective equity holders, directors, officers, managers, agents, employees, successors and assigns (collectively, the "Buyer Indemnified Parties") become subject to, through and after the date of the claim for indemnification, including 1385198o.4 0 1 4-4655-07 27 I 1 1 /EU ROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 64 any Losses the Buyer Indemnified Parties shall suffer after the end of the Survival Period with respect to claims made within such period to the extent required by Section rr.3(c) ("Buyer Indemnifiable Losses"), resulting from: (i) any breach of the Warranties of the Seller made in Article a and Article s of this Agreement or any warranties in the AncillaryAgreements; (ii) any breach of any covenant on the part of the Seller in this Agreement or in the Ancillary Agreements; (iii) any Transaction Expenses or Indebtedness to be Repaid that were not accounted for in the calculation of the payments made by Buyer pursuant to Sections 2.3 or 2.4; or (iv) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement other than Stay Bonuses. (b) Indemnification b)'the Buyer. The Buyer (the Buyer and the Seller, as the context requires, are each sometimes referred to herein as an "fndernnifying Party") shall pay to the Seller an amount equal to and shall indemnif', defend and hold harmless the Seller from and against the entirety of any Losses suffered by, sustained by or to which the Company, Subsidiaries, the Seller and/or their Affiliates, and their respective equity holders, directors, offiCers, managers, agents, employeeS, Successors and assigns (collectively, the "seller Indemnified Parties"; the Buyer Indemnified Parties and the Seller Indemnified Parties, as the context requires, are each sometimes referred to herein as an "Indernnified Parg") become subject to, through and after the date of the claim for indemnification ("Seller Indemnifiable Losses"; Buyer Indemnifiable Losses and Seller Indemnifiable Losses, as the context requires, are each sometimes referred to herein as "Indemnifiable Losses"), resulting from (i) any breach of the warranties made by it in Article 6; and (ii) any breach of any covenant on the part of the Buyer in this Agreement. No Right of Contribution. Seller shall not have, and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, reimbursement, subrogation or indemnity against the Company, in connection with any indemnification obligation to which Seller may become subject under or in connection with this Agreement. From and after Closing, the Seller hereby irrevocably waives and releases the Company from any such right of contribution, reimbursement, subrogation or indemnity. 11.? Limits on Indemnification. 1385198o.4 01 4-4655-07 27 I 1 1/EUROPE {K

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 65 (a) The aggregate liability of the Seller to indemnify the Buyer Indemnified Parties from and against any Indemnifiable Losses arising under Section rr.z(a) shall not exceed an u-ount equal to ro% of the Enterprise Value (the "Cap"); prcYlded, however, that the Cap shall not apply to the following (the items in clauses (i), (ii) and (iii) below shall be referred to collectively herein as the "Excluded Matters"): (i) any breaches of the Fundamental Warranties or the warranties set forth in Section 4.1.71 (ii) any breach of Section 6 and/or any amounts payable under the covenants in Section q.6, or (iii) Indemnifiable Losses arising under Section rr.z(a)(iii), provided, further, that the aggregate liability of the Seller to indemnify the Buyer Indemnified Parties from and against any Indemnifiable Losses, inclusive of those arising from the Excluded Matters, shall not exceed the sum of the amount of actual proceeds received by the Seller from the Buyer pursuant to the terms of this Agreement plus the Indebtedness to be Repaid. (b) The seller will not have any obligation to indemnis' any Buyer Indemnified Party with respect to (i) any Indemnifiable Losses arising under Section rr.z(a) until the Buyer Indemnified Parties shall first have suffered such aggregate Indemnifiable Losses in excess of GBP 5,ooo,ooo (the "Basket") at which point the Seller will be obligated to indemnify the Buyer Indemnified Parties only for such part of the aggregate amount of all indemnifiable Losses which are in excess over such amount (a non-tipping basket), or (ii) any individual Indemnifiable Loss or series of related individual Indemnifiable Losses arising under Section u.z(a) if the Buyer Indemnified Parties have suffered less than GBP 35,ooo in Losses with respect to such individual Indemnifiable Loss; provided, however, (x) that the foregoing clauses (i) and (ii) of this Section rr.3(b) shall not apply to (I) the Fundamental Warranties or the warranties set forth in Section a.r.z or (II) the covenants under Section q.6. (c) The Seller shall have no obligation to indemnis'any Buyer Indemnified Party from and against any Indemnifiable Losses arising out of the breach of any of the warranties or covenants made herein unless the Buyer makes a written claim for the breach that gives rise to such Indemnifiable Losses within the applicable Survival Period. (d) Each Indemnified Party shall take and shall cause their respective Affiliates to take ail reasonable steps to mitigate and otherwise minimize the Indemnifiable Losses (other than Indemnifiable Losses arising pursuant to Section 9.6) to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably 138s198o.4 01 4-4655-07 27 I 1 1 /EUROPE lK

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 66 be expected to give rise to any Indemnifiable Losses. An Indemnified Parry shall, at the Indemnifying Party's reasonable request, cooperate in the defense of any matter subject to indemnification or contribution hereunder (other than a claim under Section 9.6 or 4.7.il. Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Indemnifiable Losses to the same extent that the Indemnified Party r"o.rld if such Indemnifiable Loss were not subject to indemnification hereunder; pler4ded, however, that (i) doing so is commercially reasonable and (ii) such obligation shail not be a condition to indemnification rights hereunder; and provided further, however, that the term "Losses" shall specifically exclude any costs incurred by or allocated to an Indemnified Party with respect to time spent by employees of such Person or any Affiliates of such Person. (e) The amount of any Indemnifiable Losses payable under Section rr.z (other than Indemnifiable Losses arising pursuant to Section 9'6) by the Indemnitring Parry shall be reduced by amounts actually recovered (x) under applicable insurance policies, (y) from any other third parfy with indemnification or contribution obligations, or (z) from any other Person reiponsible therefor (in each case, net ofany out-of-pocket costs incurred in connection with the collection thereof, including deductibles and self-insured retentions, but excluding recoverable VAT). If an Indemnified Party receives any amounts under applicable insurance policies, from any other third party with indemnification obligations or from any other Person alleged to be responsible for any Indemnifiable Losses subsequent to an indemnification payment by any Indemnifying party, then such Indemnified Party shall (to the extent that it has not already done so under the terms of this Agreement or otherwise) promptly reimburse the Indemniffing Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment) in an amount equal to the lesser of (x) the actual amount of such net insurance proceeds, and (y) the actual amount of the indemnification payment previously paid by or on behalf of the indemnifying persons with respect to such Losses, in each case, net ofany out-of-pocket costs incurred in connection with the collection thereof, including deductibles and self-insured retentions, but excluding recoverable VAT. (0 The Seller shall not be liable under Section rr.z(a) for any (i) Buyer Indemnifiable Losses (other than Indemnifiable Losses arising pursuant to Section 9.6) relating to any matter to the extent (A) included in the Actual Net Working Capital or (B) the Buyer had otherwise been fully compensated therefor pursuant to an adjustment under Section z'3 or (ii) consequential, incidental or indirect damages (except, in each case, to the extent such damages were reasonably foreseeable at the time of the breach giving rise thereto) and any special or punitive damages (except, in each case, to the extent such damages are awarded to a third party) or (iii) damages calculated based on a multiple of earnings or any similar calculation. r385r98o.4 01 4 -4655-07 27 I 1 I /EU ROPE lw

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 67 (g) After Closing, this Article rr will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement other than as provided in Section z.a and Section 9.6. (h) From and after Closing, and except for the remedies provided for in section 9.6 and/or any equitable remedies available to the Buyer Indemnified Parties in respect of the Non- Compete Agreement (including for specific performance of, or injunctive relief therzunderj or in the case of fraud: (i) the remedies provided for in this Article rr shall constitute the Buyer Indemnified Parties' sole and exclusive remedies for any claim relating to the Company, the Shares or the transactions contemplated hereby; and (ii) the Buyer, on behalf of itself and the other Buyer Indemnified Parties, hereby irrevocably waives and releases the Seller from any and all other rights, claims and remedies (whether under Law, in equity, in tort, or otherwise) relating to the Company, the Shafes or the transactions contemplated hereby. The rights, claims and remedies waived by the Buyer include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any environmental, health or safety statute, law, regulation or rule, claims forbreach ofcontract, breach ofwarranty, negligent representation and all other claims for breach of duty. This clause (h) shall not apply in respect of any claims made under Section 9.6. (i) Notwithstanding any other provision of this Agreement, nothing in this Agreement limits the rights of the Buyer in respect of fraud, fraudulent misrepresentation, criminal or willful misconduct on the part of the Seller. lt.4 Matters Involving Third Parties. (a) If subsequent to Closing any third party shall notify an Indemnified Party with respect to any matter which may give rise to a claim for indemnification against the Indemnifying party under this Article rr (other than in respect of a claim under Section 4.r.7 ot 9.6 (a "Third Party Claim"), then the Indemnified Party shall promptly notify the Indemnifoing Party thereof in writing of the Third Party Claim together with a statement of any available information regarding such Third Party Claim. (b) Any Indemniffing Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party's choice so long as (i) the Indemnifying Party notifies the Indemnified Party, within thirty (So) days after the Indemnified Party has given notice of the Third Party Claim to the Indemniffing Party that the Indemnifying Party is assuming the defense against (or settlement o0 such Third Party Claim and will indemnify the Indemnified Party against such Third Party Claim in its name or, if necessary, in the name of the Indemnified Party in accordance with the terms and limitations of this Article rr and (ii) the Indemnifying Party conducts the defense of the Third Party Claim in an active and diligent manner. In the event the 1385198o.4 01 4 -4655-07 27 I 1',l /EUROPE /K

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 68 IndemnifyinC Party shall fail to give notice of a Third Party Claim within the time and as prescribed by Section rr.4(b), then in any such event the Indemnified Parry shall have the right to conduct such defense in good faith. In the event that the Indemnifying Parry does deliver notice prescribed in Section rr.a(b) and thereby elects to conduct the defense of the subject Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifiiing Party such assistance and materials as the Indemnifidng Party may reasonably request, all at the expense of the Indemnif ing Party. Regardless of which party defends such claim, the Indemnified Party shall always have the right to participate in the defense assisted by counsel of its own choosing. (c) So long as the conditions set forth in Section u.4(b) are and remain satisfied, then (i) the Indemnifying Party may conduct the defense of the Third-Party Claim in accordance with Section rr.a(b), (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense and (iii) the Indemnifying Party will not, without the prior written consent of the indemnified Part5z, consent to the entry of any judgment with respect to the matter, or enter into any settlement which either imposes an injunction or other equitable relief upon the Indemnified Party or does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Parfy from all liability with respect thereto. t2 Miscellaneous 72.1 No Third Party Beneficiaries. Except as set forth in Sections B.z and tt.z, or as otherwise contemplated by this Agreement and/or the Ancillary Agreements, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. 12.2 Entire Agreement. Other than the Confidentiality Agreement, which is hereby incorporated herein and made a part hereof, this Agreement constitutes the entire agreement between the Parties and iupersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof. t2.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign this Agreement or any of such Party's rights, interests, or obligations hereunder without the prior written approval ofthe other Parties. 1985198o.4 014-4655-0727 l1 1 /EUROPE M

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 69 12.4 Further Assurance. The Parties shall from time to time (both during the term of this Agreement and after) do or procure to be done all such acts and execute or procure the execution of all such documents as may be reasonably necessary to give effect to the provisions of this Agreement and/or the other Ancillary Documents. t2.5 Third Partv Rights. (a) Subject to clauses rz.n(b) and rz.F(c), a person who is not a party to this Agreement shall havå no right to enforce this Agreement pursuant to the Contracts (Rights of Third Parties) Act i999. (b) Where a term of this Agreement is expressed to be for the benefit of or confer a right on a member of the Buyer's Group (including the Company or any member of the Group), other than the Buyer, (the "Third Party Rights"), such rights are enforceable by each such member. (c) The Buyer may, at its discretion, exercise the Third Parry Rights on behalf of the Company, any member of the Group and/or any other relevant Buyer's Group member as if the Buyer were such person. (d) Notwithstanding clause rz.S[b), the parties may vary or terminate this Agreement without the consent of any person who is not a party to this Agreement' 12.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an origlnal but all of which together will constitute one and the same instrument. It is the intent of the Parties to be bound by the exchange of signatures on this Agreement in electronic"*p."* format (including by facsimile or portable document format (PDF), which the Parties agree shall constitute a writing for all legal purposes. t2.7 Notices All notices, requests, demands, claims, and other communications hereunder will be in writing and sent by registered mail, by e-mail of by fax to a Party at the address, e-mail address, or fax number as set forth below. Any notice, request, demand, claim, or other communication hereunder given outside Working Hours of the place to which it is addressed shall be deemed to have been duly given at the beginning of the next Business Day r385r98o.4 01 4-4655-07 27 I 1 1 /EU ROPE /K

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 70 If to the Company or the Seller: With a copy to: Danish Crown A/S Gorrissen Federspiel Marsvej 43 Silkeborgvej z 896o Randers Booo Aarhus C CVR-no z6 rz tz 64 CVR-no 38o92497 E-mail: psu@danishcrown.dk E-mail : apc@ gorrissenfederspiel.com Fax: +45-86-44-8o-66 Fax: +45 86-zo-75-99 Attn: Preben Sunke, COO and CFO Attn: Anders Peter G. Christoffersen If to the Buyer: With a copy to: Pilgrims Squire Patton Boggs (UK) LLP r77o Promontory Circle 7 Devonshire Square Greeley London CO 8o6g+ ECzM 4YH james.mckay@squirepb.com E-mail : fabio.sandri @ pilgrims.com Email : Attn: Fabio Sandri, CFO Attn: James McKay Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal deiivery, expedited courier, messenger service, telecopy, telex, or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is delivered to the individual for whom it is intended. Any Parly may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth. rz.8 Governing Law and Arbitration. (a) Governing Law. This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, and any non-contractual obligations arising out of or in connection with the Agreement and such documents shall be governed by English law. (b) Arbitration. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause. The number ofarbitrators shall be three. The seat, or legal place, of arbitration shall be London, the United Kingdom. The language to be used in the arbitral proceedings shall be English. l2.q Amendments and Waivers. 138s198o,4 01 4-4655-07 27 I 1 1 /EU ROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 71 No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind. 12.10 Severabilitv. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area ofthe term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a tårm or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. 12.t7 Expenses. Except as otherwise explicitly provided in this Agreement, each Party will bear its own incurred in connection with the negotiation, preparation and execution of this Agreement"*p"n."s and the transactions contemplated hereby, whether or not such transactions are consummated. Any sales or other similar Tax and any transfer, recording or similar fee imposed on the Buyer (but not the Company or any Subsidiary) with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto, shall be paid by the Buyer. t2.t2 Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any referen"å to utry United Kingdom, EU, state, local, or other foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used herein has a 1385198o.4 014-4655-0727 t1 1 /EUROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Page 72 comparable meaning whether used in a masculine, feminine or gender-neutral form. As used in this Agreement, the word "including" and its derivatives means "without limitation" and its derivatfts, the word "or" iS not exclusive and the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. The section headings contained in this Agreement are inserted for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement. The Exhibits and the Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof. Any capitalized terms used in the Exhibits and the Disclosure Letter and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Company's industryor in general commercial usage). Where any provision in this Agreement refers to action to be taken by utry Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person. 12.13 Disclaimer of Projections. The Seller and the Company make no warranty to the Buyer except as specifically made in this Agreement. In particular, the Seller and the Company make warranty to the Buyer with respect to (a) any information presented at any management presentation conducted in connection with the traniactions contemplated hereby, or (b) any financial projection or forecast, written or oral, relating to the Company. With respect to any such projection or forecast delivered by or on behalf of Sellel and the Company to the Buyer, the Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking fulI responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (iv) except with respect to fraud or intentional misrepresentations, it shall have no claim against any Seller or the Company with respect thereto. [The remainder of this page is intentionallyleftblank.] 1385198o.4 01 4-4655-07 27 I 1 1 /EU ROPE /W

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Side 73 IN WITNESS of which this document has been executed and, on the date set out above, delivered as a deed. SIGNED as a deed (but not delivered until the date hereofl byTULIP INTERNATIONAL (UK) LIMITED acting by a director in the presence of a witness: Director Signature Name Witness Signature Name Occupation Address SIGNED as a deed (but not delivered until the date hereofl by ONIX INVESTMENTS UK LIMITED acting by a director in the presence of a witness: Officer Signature Name : Fabio Sandri Witness Signature Name Occupation Address /@ 01 4-4655-07 27 I 1 1 /EUROPE

DocuSign Envelope ID: 71F350EA-267A-4972-B7CE-9702AA255AED Side 74 Signed by Danish Crown A/S, as the sole owner of the Seller. Danish Crown A/S shall no later than on 4 September zorg procure that the Seller will execute this Agreement for itself and on its own behalf and Danish Crown A/S shall deliver the signature of the Seller to the Buyer. Except as otherwise expressly set out herein, the Seller will by its signature to this Agreement fully and in all respects replace and release Danish Crown as signatory to this Agreement. For the avoidance of doubt, any references in this Agreement to "the date of this Agreement" or similar expressions shall be deemed to refer to the date on which the Agreement is signed by Danish Crown A/S and the Buyer. SIGNED by DANISH CRO\,l/N A/S acting by a director in the presence of a witness: Executive Director Signature Name : Preben Witness Signature Name Occupation Address Signed by Pilgrims Pride Corporation as the sole owner of the Seller with respect to Section 9.8.2. SIGNED bY PILGRIMS PRIDE CORPORATION acting by a director in the presence of a witness: Offrcer Signature Name : Fabio Sandri Witness Signature Name Occupation Address 014-4655-0727 l1 1 /EUROPE